Exhibit 10.24

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

AMENDED AND RESTATED
COLLABORATION AGREEMENT

This AMENDED AND RESTATED COLLABORATION AGREEMENT (“Agreement”), effective as of January 24, 2007 (the “Effective Date”), is between DYAX CORP., a Delaware corporation, with offices at 300 Technology Square, Cambridge, Massachusetts 02139, U.S.A. (“Dyax”), and MERRIMACK PHARMACEUTICALS, INC., a Massachusetts corporation with its principal place of business located at One Kendall Square, Building 700, 2nd Floor, Cambridge, MA 02139, U.S.A. (“Merrimack”).

WHEREAS, Dyax possesses intellectual property and know-how related to, among other things, the discovery of antibodies having novel binding properties using phage display;

WHEREAS, Merrimack is a biotechnology company focused on developing therapeutics in the fields of autoimmune disease and cancer;

WHEREAS, Dyax and Merrimack previously entered into a Collaboration Agreement, dated effective as of December 6, 2005 (the “Original Agreement”), under which Dyax agreed to perform research using Dyax Libraries (as hereinafter defined) to identify Dyax Antibodies (as hereinafter defined) to targets to be provided by Merrimack so that Merrimack may evaluate the utility of using and use such antibodies as therapeutics and/or diagnostics; and

WHEREAS, Dyax and Merrimack wish to expand the scope of the research activities to be performed by Dyax and amend certain other terms under the Original Agreement; and

WHEREAS, to accomplish the foregoing, the Parties have agreed to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties hereby agree that, from and after the Effective Date hereof, the Original Agreement is hereby amended and restated as follows:

ARTICLE I
DEFINITIONS

1.1           “Affiliate” means, with respect to either Party, a corporation or other legal entity that controls, is controlled by, or is under common control with such Party.  For purposes of this definition, “control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation.

1.2           “Antibody” means a molecule or a gene encoding such a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof.

1.3           “CAT Agreement” means that certain Amendment Agreement dated January 3, 2003 by and between Cambridge Antibody Technology Limited (“CAT”) and Dyax, as amended by the Second Amendment Agreement between Dyax and CAT dated September 18, 2003.  Redacted copies of these agreements were provided to Merrimack prior to the Effective Date.

1.4           “CAT Gatekeeping Procedure” means the procedure set out in Appendix B hereto which CAT shall carry out in respect of a Nominated Target prior to the grant of the CAT Product License.

1.5           “CAT Patent Rights” means the patents and patent applications listed in Appendix C hereto and any patents issuing from such patent applications, together with any divisionals, registrations, confirmations, reissues, extensions, renewals, continuations, continuations-in-part, revalidations, additions, substitutions, renewals or supplementary protection certificates thereof throughout the world and any other patent applications or patents licensed to Dyax under the CAT Agreement or the CAT Product License.

1.6           “CAT Product License” means a license from CAT which is required, under the terms of the CAT Agreement, to be granted ([**] of a Therapeutic Antibody Product or [**] for any Diagnostic Antibody Product) in order to commercialize Dyax Antibodies to any Target, as described in more detail in Section 3.2.  The form of CAT Product License is attached hereto as Appendix D.

1.7           “CAT Valid Claim” means a claim of an issued and unexpired patent included within the CAT Patent Rights which has been licensed to CAT by the Medical Research Council which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.8           “Commercial Field” means all human therapeutic and diagnostic uses, excluding (i) Research Products, (ii) Separations Applications, (iii) therapeutic products designed to localize an additional non-antibody, active molecule to a Target for therapeutic purposes (e.g. radio-labeled therapeutics, antibody-toxin conjugates), and (iv) with respect to Antibodies directed against any Third Party In Vivo Target, in vivo diagnostic uses.   For the avoidance of doubt, item (iii) in the foregoing sentence is not intended to exclude Products as a result of the incorporation of Poly-Specific Antibodies within such Products.

1.9           “Commercial License” has the meaning set forth in Section 3.1(b) hereof.

1.10         “Confidential Information” means all information, inventions, data and know-how disclosed to either party by the other party relating to any technology, use, process, method, trade secret, document, technical report, specification, diagram, research project, development program, clinical data, test result, or non-publicly available agreement or document, whether in written, oral, graphic, electronic or any other media or form.

1.11         “Diagnostic Antibody Product” means any preparation in the form of a device, composition, compound, kit or service with utility in the diagnosis, prognosis, prediction or management or susceptibility to treatment of a disease or disorder which contains, comprises or the process of development or manufacture of which utilizes a Dyax Antibody.   For the avoidance of doubt, the parties acknowledge and agree that [**].

1.12         “Display Library” means a collection of at least 1,000 genetically different organisms that each contain genetic information encoding a different fusion protein, wherein such collection was created for the purpose of displaying such fusion protein on the outer surface of such organisms.

1.13         “Dispose” means to transfer, assign, lease or in any other fashion dispose of control, ownership or possession, but shall not mean to license or sell.  “Disposition” shall have the correlative meaning.

1.14         “Dyax Antibody” means any Antibody that is delivered by Dyax to Merrimack in connection with the Research Program and which was identified, generated, developed, produced, optimized, or obtained by Dyax from a Dyax Library, and any variant, modification or derivative of such Antibody, including a Poly-Specific Antibody, whether synthesized by Merrimack or Dyax.

1.15         “Dyax Antibody Information” means any data, know-how or other information relating, concerning or pertaining to a specific Dyax Antibody, including, [**] or [**] or [**] or [**], or[**] or [**].

1.16         “Dyax Antibody IP” means any patent(s) and/or patent application(s) relating to one or more Dyax Antibodies.

1.17         “Dyax Libraries” means Dyax’s proprietary phagemid-based Fab Display Libraries and phage-based Fab Display Libraries.

1.18         “Dyax Patent Rights” means the patents and patent applications set forth in Appendix E [**] of the [**] and [**], together with any reissues, re-examinations, renewals, and extensions thereof, and all continuations, continuations-in-part and divisionals of the applications throughout the world.

1.19         “Dyax Research Know-How” means any unpatented know-how, technical or other information generated or utilized by Dyax during the conduct of the Research Program that [**] to the [**] in the [**] of the [**], and/or [**] of the [**] that is [**] by the [**].

1.20         “Dyax Research Materials” means any materials, including but not limited to Antibody coding expression vectors (but excluding the Dyax Antibodies) provided to Merrimack by Dyax in connection with the Research Program.

1.21         “First Commercial Sale” means the first commercial sale of any Product by Merrimack, its Affiliates or sublicensees in any country after grant of a Marketing Authorization.

1.22         “FTE” means the equivalent of the work time of a full-time scientist or a full-time project team leader over a twelve-month period (including normal vacations, sick days and holidays).  In the case of less than a full-time person, the portion of an FTE year devoted by such person to the Research Program shall be determined by dividing the number of days during any twelve-month period devoted by such person to the Research Program by the total number of working days of such person’s full-time scientist during such twelve-month period.  One person cannot be counted as more than one FTE for a given year.

1.23         “FTE Rate” means $[**] per annum per FTE (or $[**] per hour based on an FTE year of [**] hours). The FTE Rate includes all salary, employee benefits, materials and all other expenses including support staff and overhead for or associated with Dyax scientists performing activities in connection with the Research Program.

1.24         “Indication” means a new and distinct disease category (for example, cancer versus inflammation) and does not mean a different type or subpopulation within the same primary disease (for example, colon cancer versus breast cancer).

1.25         “Major Market” any one of the following: (i) the United States of America, (ii) any country in Europe which is subject to the Marketing Authorization procedure of the European Medicines Evaluation Agency, or (iii) Japan.

1.26         “Marketing Authorization” means any approval (including all applicable pricing and governmental reimbursement approvals) required from the relevant Regulatory Authority to market and sell a Product in a particular country.

1.27         “Merrimack Materials” means the Merrimack Targets and other materials that are delivered to Dyax by Merrimack pursuant to the Research Program.

1.28         “Merrimack Targets” means Targets that are delivered to Dyax by Merrimack and accepted by Dyax for inclusion in the Research Program as provided under Section 2.4(a).  For the avoidance of doubt, the identity of Merrimack Targets shall constitute Confidential Information of Merrimack.

1.29         “NDA” means New Drug Application as defined in 21 CFR 314 or other comparable regulation imposed by the U.S. Food and Drug Administration, or its foreign counterpart.

1.30         “Net Sales” means, with respect to any Product sold by Merrimack, its Affiliates or sublicensees, the price invoiced by that party to the relevant purchaser (or in the case of a sale or other disposal otherwise than at arm’s length, the price which would have been invoiced in a bona fide arm’s length contract or sale) but [**] and[**] or [**], and [**] or [**] and [**]in the [**] to the [**].  In the event the Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by [**] of the [**] the [**], by[**] is the [**] of the [**] and [**] in the [**] the [**] and the [**] in the [**] in which [**].  In the[**] the [**] and [**] in the [**] for the [**] shall be [**] of the [**] is the [**] of the [**] is the [**] of [**] in the [**].  As used above, the term “Combination Product” means any pharmaceutical or biologic product which contains a Product and other active compounds and/or active ingredients.

1.31         “Nominated Target” has the meaning set forth in Section 3.2(a)(iii) hereof.

1.32         “Party” means Dyax or Merrimack, and “Parties” means Dyax and Merrimack.

1.33         “Patent Rights” means patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents, and models and certificates of addition, and all foreign counterparts of them and includes divisionals, renewals, continuations, continuations-

in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations, or additions of or to them as well as any supplementary protection certificate or any other post patent expiration extension of patent protection in respect to them.

1.34         “Phase I Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the safety of an investigational Product in volunteer subjects or patients that would satisfy the requirements of 21 CFR 312.21(a), or other comparable regulation imposed by the U.S. Food and Drug Administration, or its foreign counterpart.

1.35         “Phase III Clinical Trial” means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a marketing application that would satisfy the requirements of 21 CFR 312.21(c) or other comparable regulation imposed by the U.S. Food and Drug Administration, or its foreign counterpart.

1.36         “Poly-Specific Antibody” means a Dyax Antibody that is directed to more than one Nominated Target as described in Section 3.2(e).

1.37         “Product” means any Diagnostic Antibody Product and/or Therapeutic Antibody Product.

1.38         “Quarter” means each period of three (3) months ending on March 31, June 30, September 30, or December 31 and “Quarterly” shall be construed accordingly.

1.39         “Regulatory Authority” means the United States Food and Drug Administration, or any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over any of the activities contemplated by this Agreement or the Parties, or any successor bodies thereto.

1.40         “Research Campaign” means one of [**] separate funded research campaigns (referred to herein as “Campaign I”, [**]”), each with its own Research Plan, designed to result in the identification of antibodies against each Merrimack Target.  Each Research Campaign will include [**] Merrimack Targets.

1.41         “Research Field” means use in in vitro and in vivo studies (excluding any studies in humans) in connection with Merrimack’s internal discovery and development programs, and not for any other purpose.

1.42         “Research Plan” means the written description of work to be performed by Dyax for each Research Campaign describing the activities to be conducted by Dyax and Merrimack in connection with the discovery, development and validation of Antibodies against Merrimack Targets.  The Research Plan for Campaign I is attached hereto as Appendix A. The Research Plan for Campaigns [**] will be drafted, reviewed and approved prior to the commencement of each such Research Campaign.

1.43         “Research Products” means (i) any kit, vial or array (protein chip) containing one or more Antibodies intended for sale to an end user solely for research purposes and (ii) any

Antibodies sold to a Third Party for incorporation into any kit, vial or array (protein chip) that are intended for sale to an end user for research purposes. Research Products shall exclude Therapeutic Antibody Products and Diagnostic Products.

1.44         “Research Program” means the research activities undertaken by Dyax and Merrimack in accordance with the Research Plan for each Research Campaign and the terms of this Agreement.

1.45         “Research Term” has the meaning set forth in Section 9.1 hereof.

1.46         “Research Steering Committee” has the meaning set forth in Section 2.3(a) hereof.

1.47         “Research and Development” means, for the purposes of the XOMA Covenant and the restrictions applicable thereto, the identification, selection, isolation, purification, characterization, study and/or testing of an Antibody for any purpose, including, without limitation, the discovery and development of human therapeutics.  Included within the definition of “Research and Development” shall be all [**]. “Research and Development” shall not include [**].

1.48         [**].

1.49         [**].

1.50         [**].

1.51         “Selected Target” has the meaning set forth in Section 3.2(d) hereof.

1.52         “Separations Applications” means the use of Antibodies for the development and manufacture of affinity chromatography purification media for use in the separation and purification of pharmaceuticals.

1.53         “Target” means an antigen and/or DNA as identified by a full length protein sequence that it encodes.

1.54         “Target Acceptance Notification” has the meaning set forth in Section 3.2(b)(iii) hereof.

1.55         “Therapeutic Antibody Product” means any preparation which is intended for use in the Commercial Field which contains, comprises, or the process of development or manufacture of which utilizes a Dyax Antibody. For the avoidance of doubt, the parties acknowledge and agree that term “Therapeutic Antibody Product” shall not include [**].

1.56         “Third Party” means any entity other than Dyax or Merrimack or their respective Affiliates.

1.57         “Third Party Phage Display Agreements” means the CAT Agreement and the XOMA Agreement.

1.58         “Third Party In Vivo Target” means any Target to which Dyax has granted an undisclosed Third Party exclusive rights in the field of in vivo diagnostics pursuant to an agreement with such Third Party that was entered into prior to the date hereof.  To the extent that the agreement with such undisclosed Third Party terminates or is amended or modified in any way that would allow Dyax to expand the Commercial Field to include rights to [**] in the field of in vivo diagnostics, Dyax will promptly notify Merrimack and grant such rights to Merrimack.

1.59         “Transferred Materials” means, for the purposes of the XOMA Covenant and the restrictions applicable thereto, the Dyax Libraries, any Dyax Antibodies, Dyax Antibody Information or the product of the practice of any method that in each of the foregoing cases is within the scope of the XOMA Patent Rights.

1.60         “Valid Claim” means (a) a claim of an issued and unexpired patent included in the Dyax Patent Rights, CAT Patent Rights or XOMA Patent Rights, as the case may be, which has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (b) a claim of a pending patent application within the XOMA Patent Rights.

1.61         “XOMA Agreement” means that certain License Agreement dated October 16, 2002 by and between XOMA Ireland Limited (“XOMA”) and Dyax, a redacted copy of which has been provided by Dyax to Merrimack on or prior to the Effective Date.

1.62         “XOMA Covenant” has the meaning set forth in Section 3.1(c) hereof.

1.63         “XOMA Know-How” means unpatented or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols, whether now existing or obtained in the future, owned by XOMA which XOMA has the right to license or sublicense and which may be necessary for the practice of the XOMA Patent Rights or which would be misappropriated by the activities of Merrimack contemplated hereunder but for this Agreement.  All XOMA Know-How shall be confidential information of XOMA.

1.64         “XOMA Patent Rights” means the patent applications and patents set forth in Appendix F attached hereto and incorporated herein, and, solely to the extent any Valid Claim would cover or be included in the license grants provided for herein, all divisionals, continuations, continuations-in-part, applications claiming priority thereto, and substitutions thereof; all foreign patent applications corresponding to the preceding applications; all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues and re-examinations; and any other patent rights owned by XOMA which XOMA has the right to license or sublicense and which would be infringed by the activities contemplated hereunder but for this Agreement.  XOMA Patent Rights shall also include (i) any improvements of the foregoing that are owned or controlled by XOMA and (ii) any patents or patent applications, whether now existing or obtained in the future, owned or controlled by XOMA containing a claim that is dominating over the foregoing patent rights (i.e., is necessarily infringed by the practicing of a claim in one of the foregoing applications).

The above definitions are intended to encompass the defined terms in both the singular and plural forms.

ARTICLE II
RESEARCH PROGRAM

2.1           Goal of Research Program.  The initial goal of the Research Program is to identify Dyax Antibodies that bind to the Merrimack Targets provided to Dyax under the terms of the Research Plan for each Research Campaign.  Each Party acknowledges that the outcome of the Research Program cannot be predicted and each Party agrees to cooperate in good faith with the other to modify the Research Plan for each Research Campaign as may be reasonably required to accomplish the goal of the Research Program.

2.2           Research Campaigns; Research Plans.  The Research Program will be divided into [**] separate Research Campaigns (referred to herein as “Campaign I”, [**]).   The Research Plan for each Research Campaign will be designed to result in the identification of antibodies against [**] Merrimack Targets.  Unless otherwise agreed in writing, each of Research Campaigns [**] shall be initiated within [**] years after the Effective Date ([**] was initiated and completed prior to the Effective Date).  The Research Plan for Campaign I is attached hereto as Appendix A.  The parties acknowledge and agree that, as of the date of this Amended and Restated Collaboration Agreement, the research activities contemplated under the Research Plan for [**] have been completed.  The Research Plan for Campaigns [**] will be drafted, reviewed and approved prior to the commencement of each such Research Campaign.  During the Research Term, the Research Plan for each Research Campaign may be amended or revised, as appropriate, by the Research Steering Committee.

2.3           Research Steering Committee.

(a)           Structure and Function.  A committee shall be established to manage the Research Program (the “Research Steering Committee”).  The Research Steering Committee shall be composed of three (3) representatives appointed by Dyax and three (3) representatives appointed by Merrimack. The Research Steering Committee shall direct and administer the Research Program and shall perform the following functions: (a) oversee and monitor the activities contemplated by the Research Plan for each Research Campaign (provided that either Party may enforce the provisions of this Agreement irrespective of such oversight); (b) review and pre-approve external expenditures; (c) review the written progress reports of the parties and maintain frequent communication with the parties regarding the status of the Research Program; (d) amend or revise any Research Plan as necessitated by the outcome of the work conducted under such Research Plan; and (e) identify and select Dyax Antibodies that bind to the Merrimack Targets provided to Dyax under the terms of any Research Plan [**].

(b)           Formation and Meetings.  As soon as practical after the Effective Date, each Party shall identify to the other, its representatives on the Research Steering Committee.  The Research Steering Committee shall meet as needed during each Research Campaign.  Such meetings shall be at times and places or in such form (e.g., telephone or videoconference) as the members of the Research Steering Committee shall agree. A Party may change one or more of its representatives to the Research Steering Committee at any time upon notification to the other Party.  A quorum for a meeting requires at least two representatives from each Party.

(c)           Attendance and Voting.  A member of the Research Steering Committee may be represented at any meeting by another member of the Research Steering Committee from the same Party or by a deputy that will be entitled to vote for the absent member.  All approvals, determinations and other actions must be made by unanimous consent of the members of the Research Steering Committee or their deputies present at the relevant Research Steering Committee meeting.  In the event that the Research Steering Committee is unable to reach consensus with respect to any material matter and becomes deadlocked, the parties will seek to resolve the matter through their chief executive officers. Representatives of either Party who are not members of the Research Steering Committee or their deputies may attend meetings of the Research Steering Committee as agreed to by the representative members of the other Party.

(d)           Record Keeping and Communications.  At or before the commencement of each meeting, the Research Steering Committee shall appoint one of its members to act as secretary for such meeting or shall arrange for a person to be present in such capacity. The Research Steering Committee shall keep accurate minutes of its meetings and shall record all proposed decisions and all actions recommended or taken.  Copies of the minutes shall be provided to each member of the Research Steering Committee after each meeting and shall be approved, if appropriate, at the next meeting.  In addition, the Research Steering Committee will arrange with the appropriate representatives of each Party for the preparation of written progress reports on the status of the Research Program at least [**] and the members of the Research Steering Committee will generally maintain close and frequent communication among themselves and with the parties. All records of the Research Steering Committee shall at all times be available to both parties.

2.4           Obligations of Parties During the Research Term.

(a)           Target Identification and Approval.  Prior to commencing activities under any Research Campaign, Merrimack will first provide Dyax with a written notice identifying each Target that Merrimack wishes to include in such Research Campaign as a Target against which Dyax Antibodies would be directed (which must be accompanied by a GenBank® accession number, if available, or similar information which uniquely identifies each such Target).   Dyax shall then have [**] business days to notify Merrimack (i) whether or not it will be able to perform research to identify Dyax Antibodies to such Target on a nonexclusive basis in accordance with the terms set forth in Section 2.4(d) below, and (ii) if any such Target is a Third Party In Vivo Target.  If Dyax rejects any Target submitted by Merrimack, Merrimack shall have the option to identify a new Target for inclusion in such Research Campaign.

(b)           Merrimack Responsibilities.  For each Merrimack Target for which Dyax has agreed to perform research under Section 2.4(a), Merrimack agrees to provide to Dyax a reasonable quantity of such Merrimack Targets and other Merrimack Materials as set forth in each Research Plan prior to the commencement of each Research Campaign.  Dyax shall use such Merrimack Targets and other Merrimack Materials solely in accordance with the applicable Research Plan and nothing in this Agreement shall be construed as a grant by Merrimack to Dyax of any rights to any Merrimack Target after the term of this Agreement.

(c)           Dyax Responsibilities.  For each Merrimack Target for which Dyax has agreed to perform research under Section 2.4(a), Dyax agrees to [**] for each Research Campaign, and to [**].  Dyax shall deliver the Dyax Antibodies, Dyax Antibody Information, Dyax Research Materials [**].  Dyax’s activities under each Research Plan will be deemed complete [**].  Notwithstanding the foregoing, Merrimack acknowledges and agrees that the results of each Research Plan cannot be predicted and that Dyax’s sole obligation is to perform the work set forth in such Research Plan and to deliver the Deliverables to Merrimack that are contemplated by such Research Plan based on the outcome of Dyax’s activities thereunder. During the course of the work under any Research Plan, Dyax’s representatives primarily responsible for oversight of Dyax’s activities under such Research Plan shall consult with representatives of Merrimack [**], to respond to questions, facilitate the exchange of appropriate information and review the progress of such Research Plan.

(d)           Other Research and Licensing Activities.  Without limiting Dyax’ confidentiality obligations hereunder, Merrimack acknowledges and agrees that:

(i)                                     Dyax has previously licensed Dyax Libraries to Third Parties and may continue to do so in the future, and that such Third Parties may be using one or more Dyax Libraries to identify Antibodies to Merrimack Targets;

(ii)                                  Dyax may have previously conducted research on behalf of Third Parties to identify and/or develop, or cooperate or participate to identify and/or develop, Antibodies to Merrimack Targets and may continue to do so during the Research Term and in the future; and

(iii)                               Dyax will not deliver to Merrimack any Antibodies that are identified by Dyax as a result of the Research Program if such Antibodies were previously delivered to Third Parties in connection with research activities conducted on behalf of Third Parties.

ARTICLE III
GRANT OF RIGHTS TO MERRIMACK

3.1           Dyax Grants.

(a)           Research License.  Subject to the terms and conditions of this Agreement, including without limitation, the restrictions set forth in Section 3.2 and the payment obligations set forth in Article 4, Dyax hereby grants to Merrimack and its Affiliates a world-wide, non-exclusive, royalty-free, non-transferable license, without the right to sublicense, under the Dyax Patent Rights, Dyax Research Know-How, Dyax Antibody Information, Dyax Antibody IP, and CAT Patent Rights to use Dyax Research Materials and to research, develop and make Dyax Antibodies, solely in the Research Field.

(b)           Commercial License.  During the term of this Agreement and prior to the commencement of the first Phase I Clinical Trial of a Therapeutic Antibody Product or prior to the first filing for Marketing Authorization for any Diagnostic Antibody Product, provided that

Merrimack is not then in breach of any material terms or conditions hereof, Merrimack shall have the option to obtain a worldwide, non-exclusive license, to use Dyax Antibodies to develop, make, have made, use, sell, offer for sale, import and export Therapeutic Antibody Products and Diagnostic Antibody Products to the applicable Merrimack Target in the Commercial Field (the “Commercial License”) on the following terms:

(i)            Merrimack shall have no rights to obtain a Commercial License unless, prior to the commencement of the first Phase I Clinical Trial of a Therapeutic Antibody Product or prior to the first filing for Marketing Authorization for any Diagnostic Antibody Product, Merrimack obtains a sublicense to a CAT Product License with respect to the applicable Merrimack Target(s) as contemplated in Section 3.2(a) hereof;

(ii)           Once Merrimack has obtained a sublicense to a CAT Product License to the applicable Merrimack Target(s), Dyax shall and hereby does grant to Merrimack a Commercial License to Dyax Antibodies and Products directed to the applicable Merrimack Target(s), including a license to the applicable Dyax Antibody Information and Dyax Antibody IP;

(iii)          the Commercial License granted to Merrimack under Section 3.1(b) shall be subject to the terms and conditions of this Agreement, including without limitation, the restrictions set forth in Sections 3.2, and 3.3 and the payment obligations set forth in Article 4; and

(iv)          subject to the terms and conditions of any applicable CAT Product License, Merrimack shall have the right to sublicense the Commercial License granted to Merrimack under this Section 3.1(b) to allow Third Parties to develop, make, have made, use, sell, offer for sale, import and export Therapeutic Antibody Products and Diagnostic Antibody Products directed to the applicable Merrimack Target(s) in the Commercial Field.

(c)           XOMA Covenant.  Subject to the terms and conditions of this Agreement, including the provisions of Section 3.3 below, Dyax represents to Merrimack that, pursuant to a covenant running from XOMA to Dyax (the “XOMA Covenant”), XOMA has agreed that it shall not initiate or permit any Third Party over whom it has control to initiate or assist in any way in the initiation or prosecution of any action asserting a claim of infringement under the XOMA Patent Rights or misappropriation of the XOMA Know-How to the extent reasonably necessary to allow the parties to use the Dyax Libraries and Dyax Library Materials to conduct Research and Development activities under the terms of this Agreement.  The XOMA Covenant extends to [**].  The XOMA Covenant expressly does not extend to use of the XOMA Patent Rights to make or the means or methods to make any amount of Dyax Antibodies other than quantities reasonably required for Research and Development purposes.

3.2           Restrictions on the CAT Patent Rights.  [**], the parties acknowledge and agree that the licenses granted to Merrimack under the CAT Patent Rights pursuant to Sections 3.1(a) and 3.1(b) above are subject to the following provisions:

(a)           CAT Product License

(i)            [**], in the event that Merrimack wishes to develop and commercialize any Product with respect to [**], then [**] in relation to any Therapeutic Antibody Product or [**] for any Diagnostic Antibody Product, Merrimack must first obtain a sublicense under a CAT Product License with respect to such Targets.

(ii)           [**] of this Section 3.2.  [**] and [**] or [**] with this Section 3.2.

(iii)          In order [**] a CAT Product License [**] with respect to a Target, Merrimack must [**] that Dyax [**] through the CAT Gatekeeping Procedure described in Section 3.2(b).

(b)           CAT Gatekeeping.

(i)            Any request by Merrimack that Dyax submit a Nominated Target through the CAT Gatekeeping Procedure shall be in writing and must identify the Nominated Target against which Dyax Antibodies are directed [**].

(ii)           If CAT notifies Dyax under the CAT Agreement that the Nominated Target has not passed the CAT Gatekeeping Procedure, then Dyax shall promptly notify Merrimack in writing that Dyax will not be granted a CAT Product License, and Merrimack shall have no rights pursuant to Section 3.1(b) with respect to such Nominated Target; provided, however, [**].

(iii)          Upon receipt of a request by Merrimack under Section 3.2(b)(i), Dyax shall promptly [**] request that CAT subject the Nominated Target to CAT’s Gatekeeping Procedure (as described in Appendix B hereto) in accordance with the CAT Agreement.  If CAT determines that the Nominated Target has passed the CAT Gatekeeping Procedure, [**], CAT is obligated to notify Dyax (the “Target Acceptance Notification”) that a CAT Product License is available for such Target [**].

(c)           [**]. In certain circumstances described below, Dyax may allow Merrimack [**].  Pursuant to the terms of the CAT Agreement, Dyax [**] the CAT Gatekeeping Procedure [**].  For the purposes of this Section 3.2(c), [**] provided that, if, at any time [**], Dyax will then so notify Merrimack.  Merrimack will then have [**] from the date of such notice to decide whether or not it wishes to take a CAT Product License for that Nominated Target.  If Merrimack notifies Dyax within that period that it does not wish to take such a CAT Product

License or fails to notify Dyax that it does wish to take such a CAT Product License, then [**] CAT may grant an exclusive license to a Third Party in respect of such Nominated Target.

Prior to [**], Merrimack shall have the [**]. In addition [**], both [**], Merrimack may [**] to [**] of a [**] will be [**], and [**] to [**] to [**] of[**] will be [**], at the [**].

[**] to the [**] of the [**] that [**] will be [**] of the [**] for the [**] be so [**].

(d)           Sublicense of CAT Product License.  Upon receipt of a Target Acceptance Notification, [**], Merrimack may, by written notice, request that Dyax secure a CAT Product License for the Nominated Target (which shall thereafter be referred to as a “Selected Target”).  In such event, Dyax [**] a CAT Product License with respect to such Selected Target, and to deliver to Merrimack a fully executed redacted copy thereof.  [**], and subject to the prior payment by Merrimack to Dyax of the Product License Fee referred to in Section 4.3, Dyax and Merrimack shall enter into a written sublicense agreement, the form of which is attached hereto as Appendix H, under which Dyax shall grant to Merrimack a worldwide, non-exclusive sublicense under the rights granted to Dyax under Clause 2 of the CAT Product License to develop, make, have made, use, sell, offer for sale, import and export Products against such Selected Target in the Commercial Field.  [**] after the [**] to the [**] with the [**] the [**] is [**] to [**] under [**].

(e)           Poly-Specific Antibodies.  Notwithstanding anything to the contrary contained in this Section 3.2 or in the form of CAT Product License attached hereto as Appendix D, in the case where a Dyax Antibody is directed to multiple Targets, then each such Target shall be considered a Nominated Target and [**].  If CAT notifies Dyax that each [**] to which such Poly-Specific Antibody is directed has [**] then, pursuant to an amendment to the CAT Agreement, Dyax shall have the right to obtain a single CAT Product License that will [**] to which Poly-Specific Antibodies bind; provided however, that such CAT Product License shall be limited so as to allow Merrimack to exploit only Products that comprise or contain Poly-Specific Antibodies directed against all such [**].  For the avoidance of doubt, Dyax agrees that the [**] applicable to the development and commercialization of a Poly-Specific Antibody under such a CAT Product License [**], as described in Sections 4.2 through 4.8.  Except as expressly provided for herein, the form of the CAT Product License that would be applicable to any such Poly-Specific Antibody would be negotiated between Dyax and CAT.

(f)            Effect of Termination of CAT Agreement.  Pursuant to the terms of the CAT Agreement, upon termination of the CAT Agreement, Dyax represents and warrants that (i) [**] and the [**], and (ii) any sublicense granted by Dyax to Merrimack under a CAT Product License pursuant to this Agreement will continue in force provided [**].  The Parties acknowledge that Merrimack derives independent and significant value from the agreements set forth in the CAT Agreement and may rely thereon and to that extent only shall have the right to enforce the provisions of Section 3.2(f)(ii) above and be a Third Party beneficiary for that purpose only.

(g)           Merrimack Acknowledgement.  As required by the CAT Agreement, Merrimack hereby acknowledges and agrees that Dyax must request, and be granted a CAT Product License, in relation to a Therapeutic Antibody Product prior to Dyax or Merrimack’s commencement of the [**] in relation to a Therapeutic Antibody Products, or in relation to a Diagnostic Antibody Product prior to Dyax or Merrimack’s [**] on the relevant Dyax Antibody.

(h)           Third Party Beneficiary Right.  As required by the CAT Agreement, Merrimack agrees that CAT shall be a Third Party beneficiary of the sublicense under the CAT Product License and CAT shall have the right to enforce (including claim damages as a result of any breach) of such sublicense.  If at any time CAT does have to enforce its rights under such sublicense Dyax will, if requested by CAT, supply to CAT a copy of this Agreement as soon as possible.

3.3           XOMA Covenant.  As required by the XOMA Agreement, the Parties acknowledge and agree that the XOMA Covenant is subject to the following provisions:

(a)           Merrimack will abide by each of the limitations, restrictions and other obligations applicable to Merrimack provided for in the XOMA Agreement including, without limitation, the restrictions on use of Transferred Materials for purposes other than Research and Development;

(b)           Merrimack covenants not to use the Transferred Materials for any purpose other than for Research and Development purposes;

(c)           Merrimack agrees that the “first sale” doctrine does not apply to any Disposition of Transferred Materials;

(d)           Merrimack shall Dispose of Transferred Materials only to a Third Party who otherwise meets the definition of a Dyax Collaborator under the XOMA Agreement and who executes a written agreement in which its undertakes all of the obligations set forth herein;

(e)           XOMA shall be an intended Third Party beneficiary with respect to the foregoing provisions of Section 3.3(a) through (d);

(f)            If Merrimack or any person or entity controlled by Merrimack contests the validity or enforceability of any of the XOMA Patent Rights hereunder, XOMA shall have the right to terminate (or cause Dyax to terminate) all of the rights hereby granted to Merrimack under the XOMA Patent Rights;

(g)           Merrimack acknowledges and agrees that it has received from Dyax, and is subject to the relevant provisions of, the following documents: (i) a redacted copy of the XOMA Agreement containing all of the limitation, restrictions and other obligations provided therein with respect to the XOMA Patent Rights; and (ii) the Form of Notice attached hereto as Appendix G and incorporated herein;

(h)           Merrimack acknowledges and agrees that nothing in this Agreement shall be construed as a release or waiver of past, present or future infringement of the XOMA Patent Rights by Merrimack acting outside the scope of this Agreement nor as a release from Dyax from any claim of infringement of the XOMA Patent Rights nor as any right to release any Third Party from any claim of infringement under the XOMA Patent Rights;

(i)            Merrimack acknowledges and agrees that the XOMA Covenant shall not extend to infringement of the XOMA Patent Rights arising out of making or the means or methods used to make any amount of a Dyax Antibody or Product other than those quantities of Antibody reasonably required for Research and Development purposes; provided, however, that Dyax or Merrimack shall be permitted to make or have made any Dyax Antibody by any means of its selection other than those which otherwise infringe a Valid Claim of the XOMA Patent Rights;

(j)            Merrimack acknowledges and agrees that the XOMA Covenant shall become void and without effect as to Merrimack if Merrimack fails to materially discharge or comply with any terms of this Agreement with respect to the XOMA Patent Rights;

(k)           Merrimack acknowledges and agrees that the XOMA Covenant is personal to Dyax and Merrimack and Merrimack’s Affiliates and cannot be assigned or transferred;

(l)            Merrimack agrees that Dyax shall have the right to deliver to XOMA a written report which shall specify the name, address and contact person for Merrimack; and

(m)          In the event of the termination of the XOMA Agreement by Dyax, the covenants, licenses and rights granted to Dyax and Merrimack under the XOMA Agreement shall survive.  In the event of the termination of the XOMA Agreement by XOMA, the licenses and rights granted to Dyax and Merrimack under the XOMA Agreement shall terminate.

Notwithstanding anything to the contrary in this Agreement, Merrimack’s sole and exclusive liability for any failure to comply with the foregoing provisions of this Section 3.3 shall be that the XOMA Covenant may not apply.

3.4           Limitation of Rights.  Merrimack acknowledges that its rights with respect to the Dyax Libraries, Dyax Library Materials, Dyax Library Technology, CAT Patent Rights and XOMA Patent Rights are limited to those expressly granted in this Article 3.  Each Party agrees that, except as expressly set forth in this Agreement, no other rights or licenses, express or implied, are granted to any patents, patent applications, inventions, trademarks, trade secrets or other intellectual property, or to any materials, information, data or know-how, of the other Party.  Merrimack also agrees that no rights are granted to Merrimack by Dyax outside of the Research Field and, upon exercise of its option to obtain a Commercial License, the Commercial Field.  Merrimack acknowledges that Dyax has previously licensed and will continue to license use of its phage display libraries and phage display patent rights to Third Parties for use in the Research Field and the Commercial Field and that these Third Party licensees of Dyax may discover antibodies or products that are the same or similar to the Dyax Antibodies or Products.  Merrimack also acknowledges that, in connection with Dyax’s own internal research and development activities, Dyax has used and will continue to use its phage display libraries and phage display patent rights to discover antibodies or products that are the same or similar to the

Dyax Antibodies or Products. Merrimack agrees that any expression vectors provided by Dyax to Merrimack are to be used for research purposes only.

3.5           Diligence Requirement.  Merrimack agrees to use commercially reasonable efforts to research and develop the Dyax Antibodies into commercial Products.  Specifically, upon exercise of its option to obtain a Commercial License, Merrimack agrees to use commercially reasonable efforts to develop, pre-clinically and clinically test, market and sell Products in the Commercial Field.  Until the first filing for Marketing Authorization for any Product, Merrimack shall provide Dyax with annual written reports summarizing its development and commercialization efforts for all Products during the period since the previous such report; provided that such reports shall not be required to include any non-public technical or scientific information.

ARTICLE IV
PAYMENTS AND REPORTS

4.1           Research Payments; FTEs.

(a)           In consideration for the obligations undertaken by Dyax under the Research Plan for each Research Campaign and the other terms and conditions of this Agreement, Merrimack shall compensate Dyax for the work performed by Dyax in accordance with each Research Plan in accordance with the budget established for such Research Campaign.  For work performed by Dyax at Merrimack’s request in addition to the work set forth in the applicable Research Plan, Merrimack shall compensate Dyax at the FTE Rate; provided that the Parties shall agree on the scope of such work prior to Dyax’ commencement thereof.  The FTE rate includes all salary, employee benefits, materials and all other expenses including support staff and overhead for or associated with Dyax scientists performing activities under each Research Plan.  FTE payments shall be made as follows:

(i)            Campaign [**]. The parties acknowledge and agree that, as of the date of this Amended and Restated Collaboration Agreement, the research activities contemplated under the Research Plan for Campaign [**] have been completed and all FTE payments due in connection with such research activities have been paid. Additionally, the parties acknowledge and agree that as of the Effective Date, Campaign [**] Technical Milestones associated with 4.2(a)(i) in the amount of $[**] and Campaign [**] Technical Milestones associated with 4.2(a)(ii) in the amount of $[**] have been paid.

(ii)           Campaigns [**]. Prior to the commencement of each of Campaigns [**], Merrimack shall deliver to Dyax a payment equal to [**] percent ([**]%) of the total estimated FTEs that will be due under the Research Plan for each such Research Campaign.  The remaining balance of the estimated FTEs for each such Research Campaign, plus any additional FTE expenses reasonably incurred by Dyax in connection with the conduct of such Research Plan, shall be delivered to Dyax within [**] days following the receipt of the report by Merrimack at the conclusion of each such Research Campaign.

(b)           Merrimack shall reimburse Dyax for any mutually agreed upon external costs and expenses incurred in connection with the Research Program.

4.2           Technical Milestones

(a)           Campaigns [**].

(i)            Upon completion of each Research Campaign, Merrimack shall pay to Dyax [**] US Dollars ($[**]) for each Merrimack Target against which Dyax was able to identify Antibodies.

(ii)           Within [**] days of the commencement of the first [**] with respect to any Dyax Antibody directed against [**] Merrimack Targets, Merrimack shall pay to Dyax [**] US Dollars ($[**]) for each Merrimack Target against which Dyax was able to identify Antibodies.

(b)           (b)           Campaigns [**].  Merrimack shall pay to Dyax a technical milestone of [**] US Dollars ($[**]) upon delivery of Antibodies to Merrimack under each Research Campaign; provided however, that such fee shall not be due unless Dyax is able to identify Antibodies that bind to each Merrimack Target included in such Research Campaign. For the avoidance of doubt, Technical Milestones will be paid no more than once per Research Campaign.

4.3           Product License Fee.  Prior to entering into a sublicense under a CAT Product License with respect to any Selected Target in accordance with Section 3.2(d), Merrimack shall pay to Dyax a Product License Fee of [**] US Dollars (US $[**] by wire transfer.  If, for any reason, Dyax has not executed the applicable sublicense within [**] business days after the receipt of such fee, Dyax shall, at Merrimack’s request, immediately return such fee.

4.4           Development Milestones.  Within [**] days of the occurrence of each of the following events by Merrimack, its Affiliates or sublicensees with respect to Therapeutic Antibody Products against a particular Selected Target (or as described in Section 3.2(e), against more than one Selected Target), Merrimack shall make the following payments to Dyax:

(a)           Upon the first achievement of any of the foregoing milestones by a Therapeutic Antibody Product in any Indication:

Milestone Event	Payment
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]

(b)           Upon the first achievement of any of the foregoing milestones by a Therapeutic Antibody Product in a second Indication:

Milestone Event	Payment
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]

(c)           Upon the first achievement of any of the foregoing milestones by a Therapeutic Antibody Product in a third Indication:

Milestone Event	Payment
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]
[**]	US $[**]

4.5           Diagnostic Antibody Product Milestones. Within [**] days of the occurrence of each of the following events by Merrimack, its Affiliates or sublicensees with respect to Diagnostic Antibody Products against a particular Selected Target (or as described in Section 3.2(e), against more than one Selected Target), Merrimack shall make the following payments to Dyax:

Milestone Event	Payment
[**]	US $[**]
[**]	US $[**]

4.6           Therapeutic Antibody Product Royalties.  Merrimack shall pay to Dyax the following royalties on Net Sales for Therapeutic Antibody Products commercialized by Merrimack, its Affiliates or sublicensees, calculated separately for each Therapeutic Antibody Product:

Annual Net Sales Worldwide	Royalty Rate
Portion < US$[**] in a calendar year	[**]%
Portion > US$[**] but < US$[**] in a calendar year	[**]%
Portion > US$[**] in a calendar year	[**]%

4.7           Diagnostic Antibody Product Royalties.  Merrimack shall pay a [**]% royalty on Net Sales for Diagnostic Antibody Products commercialized by Merrimack, its Affiliates or sublicensees, calculated separately for each Diagnostic Antibody Product.

4.8           Duration of Royalty Payments.  The royalties payable by Merrimack to Dyax pursuant to Sections 4.6 and 4.7 shall be payable on a country-by-country and Product-by-Product basis for a period commencing with the First Commercial Sale and ending ten (10) years after First Commercial Sale; provided, however, in the event that such ten (10) years period for a Product in a particular country ends prior to the expiration of the last CAT Valid Claim in such country, then royalties shall be payable until the expiration of last CAT Valid Claim.

4.9           [**].  In the event that Merrimack, its Affiliates or sublicensees [**] to [**] or [**] to [**], then Merrimack, its Affiliates and sublicensees [**] to [**] to Dyax [**] to [**] the [**] Sections [**] above.

4.10         Reports, Payments, Records and Audits.

(a)           Merrimack shall make the payments due to Dyax under this Article 4 in United States Dollars.  Where the payments due to Dyax under this Article 4 are being converted from a currency other than United States Dollars, Merrimack will use the conversion rate reported in The Wall Street Journal two (2) Business Days before the day on which Merrimack pays Dyax.  Such payment will be made without deduction of exchange, collection or other charges.

(b)           All royalty payments will be made at Quarterly intervals.  Within [**] days of the end of each Quarter after the First Commercial Sale of each Product in any country, Merrimack shall prepare a statement which shall show on a country-by-country basis for the previous Quarter Net Sales of each Product by Merrimack or its Affiliates or sublicensees and all monies due to Dyax based on such Net Sales and shall submit such statement to Dyax within such [**] day period together with remittance of the monies due.

(c)           All payments shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority.  Any tax (other than VAT) which Merrimack is required to pay or withhold with respect of the payments to be made to Dyax hereunder shall be deducted from the amount otherwise due provided that, in regard to any such deduction, Merrimack shall give Dyax such assistance, which shall include the provision of such documentation as may be required by any revenue authority and other revenue services, as may reasonably be necessary to enable Dyax to claim exemption therefrom or obtain a repayment thereof or a reduction thereof and shall upon request provide such additional documentation from time to time as is needed to confirm the payment of tax.  If by law, regulation or fiscal policy of a particular country, a remittance of royalties in the currency stipulated in Section 4.9(a) above is restricted or forbidden, notice thereof will be promptly given to Dyax, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of Dyax in a recognized banking institution designated by Dyax or its Affiliates.  When in any country a law or regulation that prohibits both the transmittal and deposit of such payments ceases to be in effect, all royalties or other sums that Merrimack would have been under obligation to transmit or deposit but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable.

(d)           Merrimack shall keep and shall procure that its Affiliates and sublicensees keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to Dyax pursuant to this Agreement.  Those records and books of account shall be kept for [**] years following the end of the calendar year to which they relate.  Upon Dyax’s written request, a firm of accountants appointed by agreement between the Parties or, failing such agreement within [**] business days of the initiation of discussions between them on this point Dyax shall have the right to cause an international firm of independent certified public accountants that has not performed auditing or other services for either Party or their Affiliates and is acceptable to Merrimack, such acceptance not to be unreasonably withheld, to inspect such records and books of account.  In particular such firm:

(i)            shall be given access to and shall be permitted to examine and copy such books and records of Merrimack and its Affiliates and sublicensees upon [**] business days notice having been given by Dyax and at all reasonable times on business days for the purpose of certifying that the Net Sales or other relevant sums calculated by Merrimack and its Affiliates and sublicensees during any calendar year were reasonably calculated, true and accurate or, if this is not their opinion, certify the Net Sales figure or other relevant sums for such period which in their judgment is true and correct;

(ii)           prior to any such examination taking place, such firm of accountants shall undertake to Merrimack and its Affiliates and sublicensees, as applicable, that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including Dyax, but shall only use the same for the purpose of calculations which they need to perform in order to issue the certificate to which this Section envisages;

(iii)          any such access examination and certification shall occur no more than [**] per calendar year and will not go back over records more than [**] years old;

(iv)          Merrimack and its Affiliates and sublicensees shall make available personnel to answer queries on all books and records required for the purpose of that certification; and

(v)           the cost of the accountant shall be the responsibility of Merrimack if the certification shows it to have underpaid monies to Dyax by more than five percent (5%) and the responsibility of Dyax otherwise.

(e)           All payments due to Dyax under the terms of this Agreement are expressed to be exclusive of value added tax (VAT) howsoever arising.  If Dyax is required to charge VAT on any such payment, Dyax will notify Merrimack.  Merrimack will then use all commercially reasonable endeavours to obtain a VAT registration as soon as reasonably possible in order to allow it to reclaim any VAT so chargeable.  If Merrimack does obtain a VAT registration then VAT will be added to any relevant payment at the applicable rate.  If having used all commercially reasonable endeavours Merrimack is not able to reclaim the VAT (in whole or in part) the parties agree that the amount of any VAT payable will be shared between them equally.

(f)            All payments made to Dyax under this Agreement shall be made by wire transfer to the following bank account of Dyax, or such other bank account as notified by Dyax to Merrimack from time to time:

To:	[**]
Routing/Transit:	[**]
For Credit to:	Dyax Corp.
Account No.:	[**]
By Order of:
Name of Sender

4.11         Late Payments.  If Merrimack fails to make any payment to Dyax hereunder on the due date for payment, without prejudice to any other right or remedy available to Dyax it shall be entitled to charge Merrimack interest (both before and after judgment) of the amount unpaid at the [**] rate plus [**] percent ([**]%) calculated on a daily basis until payment in full is made without prejudice to Dyax’s right to receive payment on the due date.

4.12         Merrimack Acknowledgement.  Merrimack acknowledges and agrees that the amount of milestones and royalties due under this Article 4 and the duration of the royalty payments (set forth in Section 4.8) have been chosen for the convenience of the Parties as payment for Dyax’s services and use of the Dyax Libraries, Dyax Patent Rights, Dyax Research Know-How and Dyax Research Materials to discover Antibodies to Merrrimack Targets, and not as patent royalties.

ARTICLE V
INTELLECTUAL PROPERTY

5.1           Ownership.

(a)           Dyax Antibodies and Dyax Antibody Information.  Subject to the licenses granted to Merrimack in Section 3.1, Dyax is and shall remain the owner of all Dyax Antibodies that are identified, generated, developed, produced, optimized, or obtained by Dyax from a Dyax Library that is delivered by Dyax to Merrimack in connection with the Research Program, together with the Dyax Antibody Information applicable thereto.

(b)           Dyax Libraries. Dyax is and shall remain the owner of the Dyax Libraries and all improvements thereon developed during the term of this Agreement.

(c)           Dyax Research Materials and Dyax Research Know-How.  Subject to the licenses granted to Merrimack in this Agreement, Dyax is and shall remain the owner of the Dyax Research Materials and Dyax Research Know-How generated or utilized during the conduct of the Research Program.

(d)           Merrimack Targets and Merrimack Materials.  Merrimack is and shall remain the owner of the Merrimack Targets and Merrimack Materials.

5.2           Inventions.  Title to all inventions and other subject matter not accounted for in Section 5.1, (including all intellectual property rights therein) conceived, reduced to practice or otherwise made solely by Dyax personnel in connection with this Agreement shall be owned by Dyax; title to all inventions and other subject matter (including all intellectual property rights therein) conceived, reduced to practice or otherwise made solely by Merrimack personnel in connection with this Agreement shall be owned by Merrimack or any of its Affiliates; and title to all inventions and other subject matter (including all intellectual property rights therein) conceived, reduced to practice or otherwise made jointly by personnel of Dyax and Merrimack in connection with this Agreement shall be jointly owned by Dyax and Merrimack or any of its Affiliates.  Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit a joint invention, by reason of joint ownership of any invention or other intellectual property and each Party hereby waives any right it may have under the laws of any country to require such accounting or approval.  Dyax shall promptly notify Merrimack of all Dyax Antibodies identified against Merrimack Targets in accordance with the applicable Research Plan, together with all Dyax Antibody Information applicable thereto.

5.3           Patenting Antibody Inventions under the Research Program.

(a)           Filing and Prosecution.  Prior to the exercise of its option to obtain a Commercial License as set forth in Section 3.1(b), Dyax will at Merrimack’s request and expense file and prosecute any Patent Rights in any country for any invention solely owned by Dyax which is directed or relating to any Antibody that are identified, generated, developed, produced, optimized, or obtained by Dyax from a Dyax Library that is delivered by Dyax to Merrimack in connection with the Research Program.  Thereafter, such Patent Rights shall be deemed to be included in the rights licensed to Merrimack under Section 3.1.  Dyax shall (i) keep Merrimack fully informed as to the filing, prosecution and maintenance of such Patent Rights, (ii) furnish to Merrimack copies of all documents relevant to any such filing, prosecution and maintenance, and (iii) allow Merrimack [**] days to review and comment upon, and to incorporate Merrimack’s reasonable comments into, any such document filed with any patent office with respect to such Patent Rights prior to filing such documents.

Upon exercise of its option to obtain a Commercial License with respect to a Dyax Antibody, as set forth in Section 3.1(b), Merrimack may, at Merrimack’s expense (i) in Dyax’s name, file, maintain, defend and enforce Patent Rights for any invention solely owned by Dyax which is directed or relating to such Dyax Antibody and assume the prosecution of any such Patent Rights filed by Dyax pursuant to this Section 5.3, or (ii) require Dyax to assign to Merrimack any Patent Rights for any invention solely owned by Dyax which is directed or relating to such Dyax Antibody.  Dyax will use reasonable efforts to cooperate with Merrimack in such activities.

Dyax shall have [**] days to review and comment upon any patent application before it is filed by Merrimack pursuant to this Section 5.3, and Merrimack shall incorporate Dyax’s reasonable comments.  For the avoidance of doubt, Dyax acknowledges and agrees that if, upon Merrimack’s election to obtain a Commercial License with respect to a Dyax Antibody, Dyax is unable to obtain a CAT Product License with respect to the Target against which such Dyax Antibody is directed because Dyax no longer has any CAT Product License options available to it under the terms of the CAT Agreement, Merrimack’s rights under clauses (i) and (ii) of this paragraph above shall apply notwithstanding such inability by Dyax to obtain a CAT Product License and Merrimack may, at Merrimack’s expense, require Dyax to assign to Merrimack any Patent Rights for any invention solely owned by Dyax which is directed or relating to such Dyax Antibody.

(b)           Enforcement.  Merrimack shall have the right but not the obligation, at its expense, to enforce any Patent Rights which relate to any Antibody that are identified, generated, developed, produced, optimized, or obtained by Dyax from a Dyax Library that is delivered by Dyax to Merrimack in connection with the Research Program.  Dyax shall cooperate with Merrimack, at Merrimack’s expense, in pursuing any litigation or other enforcement action to enforce such Patent Rights, including allowing Merrimack to file suit in Dyax’s name, making Dyax employees available to Merrimack, and promptly executing any documents which may be required to pursue such action.  Merrimack shall control any such litigation or other enforcement action and shall enter into, or permit, the settlement of any such litigation or other enforcement action.  All monies recovered upon the final judgment or settlement of any suit to enforce such Patent Rights shall first be paid to recover the respective actual out-of-pocket expenses of Merrimack and Dyax, or equitable portion thereof, associated with the enforcement.  The remainder of any such monies shall be deemed to be Net Sales for purposes of determining the royalties owed by Merrimack to Dyax under Sections 4.5. and 4.6.

5.4           Further Assurances.  Each Party has and will have appropriate agreements with its employees and contractors necessary to fully effect the provisions of Sections 5.1, 5.2 and 5.3.  Each Party agrees to execute such assignments and other documents, to cause its employees and agents to execute such assignments and other documents, and to take such other actions, as may reasonably be requested by the other Party from time to time to give effect to the provisions of Sections 5.1, 5.2 and 5.3.

ARTICLE VI
CONFIDENTIALITY, PUBLICITY AND PUBLICATIONS

6.1           Confidentiality.  With respect to any Confidential Information received by one Party from the other Party, the receiving Party undertakes and agrees, during the term of this Agreement and for an additional period of [**] years thereafter, to:

(a)           only use the Confidential Information for the purposes envisioned under this Agreement and not to use the same for any other purpose whatsoever;

(b)           ensure that only those of its officers, directors, employees, consultants and permitted sublicensees who are directly concerned with the carrying out of this Agreement have access to the Confidential Information on a strictly “need to know” basis and are informed of the secret and confidential nature of it;

(c)           keep the Confidential Information secret, confidential, safe and secure and shall not directly or indirectly disclose or permit to be disclosed the same to any Third Party, including any consultants or other advisors, without the prior written consent of the disclosing Party, except to the extent disclosure is in connection with its use as envisioned under this Agreement;

(d)           ensure that the Confidential Information will not be covered by any lien or other encumbrance in any way; and

(e)           not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any documents containing the Confidential Information except in connection with its use as envisioned under this Agreement.

Merrimack acknowledges and agrees that Dyax shall be permitted to disclose this Agreement in confidence to CAT and XOMA to the extent reasonably necessary to comply with Dyax’s obligations pursuant to the CAT Agreement and XOMA Agreement.

Dyax agrees, at Merrimack’s request, to enforce the confidentiality and non-use provisions of the CAT Agreement and any CAT Product License against CAT if Merrimack reasonably believes that CAT has failed to adhere to such obligations with respect to any Merrimack Confidential Information that CAT learns through the CAT Gatekeeping Procedure set forth in Appendix B.

6.2           Exclusions.  The obligations referred to in Section 6.1 above shall not extend to any Confidential Information which:

(a)           was in the public domain prior to this Agreement or becomes part of the public domain through no fault of the receiving Party, or

(b)           is known or becomes known to the receiving Party (having been generated independently by the receiving Party or by a Third Party in circumstances where it has not been derived directly or indirectly from any improper use of Confidential Information of the disclosing Party), or

(c)           is or was disclosed to the receiving Party at any time by a Third Party having no obligation of confidentiality with respect to such Confidential Information, or

(d)           is required to be disclosed by applicable law, rule, regulation or administrative or court proceeding (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the disclosing party so that it may, if so advised, seek appropriate relief to prevent such disclosure, provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the disclosing party with a view to agreeing on the timing and content of such disclosure (i.e., obligations under Section 6.1 shall not apply to such required disclosure), or

(e)           is information concerning Product which Merrimack is reasonably required to disclose to consultants (such as advertising agencies, reimbursement experts and marketing research companies), customers, healthcare professionals, consumers or regulatory agencies, or which is disclosed by Merrimack to Affiliates and distributors and sublicensees in order to allow them to market and sell Product (i.e., Merrimack’s obligations under Section 6.1 shall not extend to such disclosure by Merrimack, but nothing in this clause (e) shall relieve Dyax of obligations under Section 6.1); or

(f)            is disclosed by Merrimack to a Third Party in exercising the rights and licenses granted under this Agreement, provided that such Third Party has confidentiality obligations similar to those of this Agreement (i.e., Merrimack’s obligations under Section 6.1 shall not extend to such disclosure by Merrimack, but nothing in this clause (f) shall relieve Dyax of obligations under Section 6.1).

6.3           Dyax Antibodies.  Notwithstanding anything to the contrary contained herein, the fact that any given Dyax Antibody is identified in a Research Campaign against a Merrimack Target shall constitute Confidential Information of Merrimack.

6.4           Publicity.  No public announcement or other disclosures concerning the terms of this Agreement shall be made to a Third Party, whether directly or indirectly, by either Party (except confidential disclosures to professional advisors) without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure except that: (i) a Party may disclose those terms which it is required by regulation or law to disclose, provided that it takes advantage of all provisions to keep confidential as many terms as possible; and (ii) a Party desiring to make such public announcement or other public disclosure shall obtain the consent of the other Party to the proposed announcement or public disclosure prior to public release.  Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement as required under the regulations of the U.S.  Securities and Exchange Commission, applicable stock exchanges, NASDAQ and any other comparable foreign body including requests for confidential information or proprietary information of either Party included in any such disclosure. Merrimack agrees that Dyax may include Merrimack on a list of Dyax licensees.  In addition, a Party may disclose the terms and conditions of this Agreement to a Third Party in connection with an equity investment in such Party, a loan or other financing, a merger, consolidation, change in control or similar transaction by such Party, the transfer or sale of the assets of such Party relating to this Agreement, or in connection with the granting of a sublicense under this Agreement.

6.5           Publication.  In the event that either Party (the “Publishing Party”) wishes to publish, in oral or written form, any Confidential Information of the other Party (the “Non-Publishing Party”), such Party will promptly notify the Non-Publishing Party and provide the Non-Publishing Party with a written copy of the proposed publication prior to its submission for publication. At the Non-Publishing Party’s request, such the Publishing Party will delay publication in order to permit the Non-Publishing Party to take the steps necessary to secure rights to any intellectual property arising from the Publishing Party’s use of Confidential Information, including the filing of one or more patent applications.  In no event will such delay exceed [**] days from the date the Non-Publishing Party receives a written copy of the proposed publication.  If the Non-Publishing Party makes such a request, the Publishing Party agrees to cooperate with the Non-Publishing Party in securing such intellectual property rights using the Non-Publishing Party’s choice of counsel and the Non-Publishing Party will bear all costs of such filing.  No patent application describing an invention resulting from the Publishing Party’s use of Confidential Information will be filed or caused to be filed by the Publishing Party without first notifying the Non-Publishing Party as described above for proposed publications. Any publication or patent application will acknowledge the Non-Publishing Party’s contribution.  No publication or patent application will disclose any Confidential Information of a Party without the prior written permission of that Party.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.1           Authorization.  Each Party represents and warrants to the other Party that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party.

7.2           Dyax Representations and Warranties.  Dyax represents and warrants to Merrimack that:

                [**].

7.3           Dyax Covenants.  Dyax hereby covenants and agrees that [**] or [**] of the [**] of [**] to be [**] the [**] during the [**] of the [**] not be [**] not be [**] with the [**] in the [**] the [**] or [**]; and [**], and to the [**] have the [**] to [**].  Merrimack agrees that Dyax shall not be deemed to have breached its obligations under this Section 7.3 unless Merrimack’s rights to research, develop and/or commercialize Products under this Agreement are adversely affected.

7.4           Disclaimer.  Except as otherwise set forth in Section 5.3, nothing in this Agreement is or shall be construed as obligating Dyax to (a) bring or prosecute actions or suits against Third Parties for infringement of any of the patent rights licensed or sublicensed by Dyax to Merrimack hereunder, (b) maintain any patent or to continue to prosecute any patent application licensed or sublicensed by Dyax to Merrimack hereunder, or (c) granting by implication, estoppel, or otherwise (excluding explicit license and sublicense grants) any licenses or rights under patents or other rights of Dyax or Third Parties, regardless of whether such patents or other rights are dominant or subordinate to any patent rights licensed or sublicensed by one Party to the other Party hereunder.

7.5           No Other Warranties.  Except as otherwise set forth in Section 7.1 and 7.2, nothing in this Agreement shall be construed as a warranty or representation by Dyax that the use of the Dyax Libraries or Dyax Library Materials and the practice of the patent rights and know-how licensed or sublicensed to Merrimack hereunder will result in any Dyax Antibodies or Products, or as a warranty or representation by Dyax that the exploitation of any of the foregoing will be free from infringement of patents of Third Parties.  EXCEPT AS OTHERWISE SET FORTH IN SECTION 7.1 and 7.2 ABOVE, NEITHER PARTY HERETO MAKES ANY

REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY OF THE PATENT RIGHTS, MATERIALS (INCLUDING WITHOUT LIMITATION THE DYAX LIBRARIES AND DYAX MATERIALS) OR KNOW-HOW LICENSED HEREUNDER, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, OR THAT ANY PRODUCT OR SERVICE MADE, USED, SOLD, OR OTHERWISE DISPOSED OF UNDER ANY LICENSE OR SUBLICENSE GRANTED IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY. EACH PARTY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF VALIDITY OR SCOPE OF SUCH PATENT RIGHTS, MATERIALS OR KNOW-HOW, ARISING FROM COURSE OF DEALING OR OF NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

7.6           Limitation of Liability.  Neither Party shall be liable to the other for consequential, incidental, indirect or punitive damages arising from the performance or nonperformance of such Party under this Agreement whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such Party is advised of the possibility or likelihood of same.

ARTICLE VIII
INDEMNIFICATION

8.1           Indemnification by Merrimack.  Merrimack shall indemnify, defend, and hold harmless Dyax and its Affiliates, directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Dyax Indemnitees”) against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon the Dyax Indemnitees or any one of them in connection with any claims, suits, actions, demands, or judgments in each case initiated by a Third Party which arise out of: (a)  any Product developed or commercialized by or on behalf of Merrimack; (b) the gross negligence or willful misconduct of Merrimack in connection with this Agreement; or (c) any breach of any obligation of Merrimack under this Agreement, including without limitation, the failure of Merrimack to comply with the provisions of Sections 3.3 through 4.6 of this Agreement.  Notwithstanding the foregoing, Merrimack shall have no obligation under this Section 8.1 with respect to claims, suits, actions, demands or judgments to the extent the same is caused by the gross negligence or willful misconduct of a Dyax Indemnitee.

8.2           Indemnification by Dyax.  Dyax shall indemnify, defend, and hold harmless Merrimack and its Affiliates, directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Merrimack Indemnitees”) against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon the Merrimack Indemnitees or any one of them in connection with any claims, suits, actions, demands, or judgments in each case initiated by a Third Party which arise out of: (a) the gross negligence or willful misconduct of Dyax in connection with this Agreement; or (b) any breach of any obligation of Dyax under this Agreement.  Notwithstanding the foregoing, Dyax shall have no obligation under this Section 8.2 with respect to claims, suits, actions, demands or judgments to the extent the same is caused by the gross negligence or willful misconduct of a Merrimack Indemnitee.

8.3           Procedure.  A Party (for purposes of this Section 8.3, the “Indemnitee”) that intends to claim indemnification under this Article 8 shall:  (i) promptly notify the indemnifying party (the “Indemnitor”) in writing of any claim, action, suit, or other proceeding brought by Third Parties in respect of which the Indemnitee or any of its Affiliates, directors, officers, employees, successors or assigns intend to claim such indemnification hereunder; (ii) provide the Indemnitor sole control of the defense and/or settlement thereof, and (iii) provide the Indemnitor, at the Indemnitor’s request and expense, with reasonable assistance and full information with respect thereto.  Notwithstanding the foregoing, the indemnity obligation in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, to the extent such consent is not withheld unreasonably or delayed.  Without limiting the foregoing provisions of this Section 8.3, the Indemnitor shall keep the Indemnitee reasonably informed of the progress of any claim, suit or action under this Section 8.3 and the Indemnitee shall have the right to participate in any such claim, suit or proceeding with counsel of its choosing at its own expense, but the Indemnitor shall have the sole right to control the defense or settlement thereof.

ARTICLE IX
TERM AND TERMINATION

9.1           Research Term.  The term of the Research Program (the “Research Term”) commenced on the effective date of the Original Agreement, has continued in effect through the Effective Date hereof, and shall remain in effect until all activities required to be taken by Dyax and Merrimack under all Research Campaigns of the Research Program have been completed.

9.2           Term of Agreement.  This Agreement commenced on the effective date of the Original Agreement, has continued in effect through the Effective Date hereof, and shall remain in effect, unless earlier terminated as provided in this Article 9, for so long as Merrimack or any of its Affiliates or sublicensees continues to develop and/or commercialize Products that are or may be royalty-bearing hereunder or under any CAT Product License and thereafter shall terminate, on a country-by-country and Product-by-Product basis on the earliest the date after which no payments are due to Dyax under Article 4 of this Agreement.

9.3           Termination by Merrimack.  After the expiration of the term of the Research Program, Merrimack shall have the right to terminate this Agreement in its entirety or on a Product-by-Product basis at any time by providing ninety (90) days prior written notice to Dyax.

9.4           Termination by Dyax.  In the event that Merrimack fails to make timely payment of any amounts due to Dyax under Article 5 of this Agreement, Dyax may terminate this Agreement upon thirty (30) days prior written notice to Merrimack, unless Merrimack pays all undisputed past-due amounts prior to the expiration of such thirty (30) day notice period.

9.5           Termination for Other Material Breach.  In the event that either Party commits a material breach of any of its obligations under this Agreement, and such Party fails to remedy that breach within [**] days after receiving written notice thereof from the other Party, then the other Party may immediately terminate this Agreement upon written notice to the breaching Party.

9.6           Effect of Termination.

(a)           Upon termination of this Agreement in its entirety or with respect to any particular Product pursuant to Section 9.3, 9.4 or 9.5 hereof, all of Merrimack’s rights and obligations under this Agreement (including any license rights) with respect to all Products or such particular Product, as applicable, shall terminate immediately and, except as set forth in Section 9.6(c), Merrimack shall cease the development and commercialization of all Products or such particular Product, as applicable; provided however that, subject to the terms of any Third Party Phage Display Agreement, [**].

(b)           The following provisions shall survive the expiration or termination of this Agreement:  Articles 5, 6, 8 and 10 and Sections , 4.10, 4.11, 7.4, 7.5, 7.6, and this Section 9.6; as well as Merrimack’s obligation to make payments with respect to Products sold prior to the effective date of termination.  In the event of the termination of this Agreement with respect to a Product in a country under Section 9.2, upon satisfaction of Merrimack’s payment obligations pursuant to Article 4, any license granted under Article 3 with respect thereto shall be fully paid up and royalty free.

(c)           Upon any termination of this Agreement in its entirety or with respect to a Product, at its option, Merrimack shall be entitled to complete production of and/or sell any in-process and/or completed inventory of Product under the licenses granted under this Agreement which remains on hand as of the date of termination, so long as Merrimack pays to Dyax the payments applicable to said subsequent sales in accordance with the same terms and conditions set forth in this Agreement.

(d)           Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such expiration or termination.

(e)           In the event that Merrimack disputes a payment obligation and Merrimack notifies Dyax of such dispute and makes the payment under protest, then notwithstanding such payment, Merrimack shall have the right to bring an action as to whether or not Merrimack is obligated to make such payment and to the extent Merrimack prevails in such action, Dyax shall return such disputed payment to Merrimack.

(f)            This Agreement may be terminated only as expressly provided in this Article 9.

ARTICLE X
MISCELLANEOUS

10.1         Relationship of Parties.  Nothing in this Agreement or in the course of business between Dyax and Merrimack shall make or constitute either Party a partner, employee or agent of the other.  Neither Party shall have any right or authority to commit or legally bind the other in any way whatsoever including, without limitation, the making of any agreement, representation or warranty.

10.2         Notices.  All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Dyax:	Dyax Corp. 300 Technology Square Cambridge, MA 02139 Attention: Vice President, Business Development Attention: Corporate Counsel, Legal Department Facsimile: (617) 225-2501

If to Merrimack:	Merrimack Pharmaceuticals, Inc. One Kendall Square Building 700, 2nd Floor Cambridge, MA 02139 Attention: Senior Director, Business Development Facsimile: (617) 491-1386

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section.

10.3         Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign this Agreement (i) to any of its Affiliates, (ii) in connection with the grant of a security interest, or (iii) or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to the other Party of any such assignment and provided that the assignee assumes in writing all of the obligations of the assignor. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective lawful successors and assigns

10.4         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction.

10.5         Compliance With Law.  Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be conformed and limited only to the extent necessary to bring it within the applicable legal requirements.

10.6         Force Majeure.  Neither Party shall be liable for failure or delay in performance of any obligation under this Agreement, other than payment of any amount due and payable, if such failure or delay is caused by circumstances beyond the control of the Party concerned, including, without limitation, failures resulting from fires, earthquakes, power surges or failures, accidents, labor stoppages, war, revolution, civil commotion, acts of public enemies, blockade, embargo, inability to secure materials or labor, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, acts of God, or acts or omissions of communications carriers, or other causes beyond the reasonable control of the Party affected, whether or not similar to the forgoing.  Any such cause shall delay the performance of the affected obligation until such cause is removed.

10.7         Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.8         Headings.  All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any Article or Section hereof.

10.9         Severability.  In the event any provision of this Agreement should be held invalid, illegal or unenforceable, the remaining provisions shall not be affected or impaired and the Parties will use all reasonable efforts to replace the applicable provision with a valid, legal and enforceable provision which insofar as practical implements the purposes hereof, provided, however, that if the Parties fail to reach such agreement within [**] days, a Party whose rights or obligations are materially affected as a result of a provision being held invalid, illegal or unenforceable may terminate this Agreement.

10.10       Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any term sheets and all prior agreements or understandings between the Parties relating to the subject matter hereof.

10.11       Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Dyax to Merrimack are, and shall irrevocably be deemed to be, “intellectual property” as defined in Section 101(56) of the Bankruptcy Code.  In the event of the commencement of a case by or against either Party under any Chapter of the Bankruptcy Code, this Agreement shall be deemed an executory contract and all rights and obligations hereunder shall be determined in accordance with Section 365(n) thereof.  Unless a Party rejects this Agreement and the other Party decides not to retain its rights hereunder, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all intellectual property and all embodiments of such intellectual property held by the Party and the Party shall not interfere with the rights of the other Party, which are expressly granted hereunder, to such intellectual property and all embodiments of such intellectual property from another entity.

10.12       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original agreement.

10.13       Amends and Restates.  This Agreement amends, restates and replaces in its entirety the Original Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

DYAX CORP.		MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Henry E. Blair	By:	/s/ Robert J. Mulroy
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer
Date:	January 24, 2007	Date:	January 25, 2007

APPENDIX A

RESEARCH PLAN
FOR
CAMPAIGN I

Workplan Overview

The aim of the project is to identify [**] from Dyax’s antibody library against [**] targets provided by Merrimack Pharmaceuticals, Inc. (Merrimack).  For [**] of the targets, [**] are available and will be used in the selection plan.  A schematic showing the overall workplan is presented in Scheme 1.  Dyax will perform [**] using the Dyax [**].  Selection output [**] will be tested using a [**] against the [**], and at [**] selection [**] per target showing a [**].  The [**] will be subjected to [**] target to screen approximately [**] per target.  Confirmed [**] will be [**], and the [**] data will be used to identify up to [**] per target that will be [**].  The resulting [**] will be used to [**] based either on [**].  Based on the results from the [**] will be selected for [**]) to Merrimack for more extensive evaluation.

Deliverables to Merrimack for each of [**] targets

[**]

Reagent And Data Delivery To Dyax

Merrimack will supply Dyax with the following materials with respect to [**] targets for selections and screening:

[**]

Scheme 1, Plan Overview

[**]

Target Validation, Selections, Screening, And Sequencing

The selection plan for soluble protein targets is dependent on the target format, and [**].

[**].

Scheme 2, Representative Selection Strategies:

[**]

Final Lead Selection And [**] Production

[**].

Key Dates And Timeline

A project timeline with a start date of Dec 2nd, 2005 has the following key dates:

[**]

APPENDIX B
CAT GATEKEEPING PROCEDURE

For each Nominated Target (which must be accompanied by a GenBank® accession number or similar information which uniquely identifies that Nominated Target) submitted by Dyax under Clause 4.1, CAT will, on a Nominated -Target-by-Nominated -Target basis, not grant a Product License to Dyax, if:

1.             CAT is, at the date of submission of the Target Option Notice by Dyax, contractually obligated on an exclusive basis in respect of the Nominated Target with a Third Party pursuant to an agreement with that Third Party which was entered into prior to the Commencement Date of this Agreement; or

2.             CAT is, at the date of submission of the Target Option Notice by Dyax, engaged in internal research and/or development with respect to the Nominated Target (as can be measured by reliable or verifiable means).

NOTES

1.             For the avoidance of doubt, CAT will not subject any Nominated Target to the CAT Gatekeeping Procedure unless and until Dyax supplies CAT with a GenBank® accession number or similar information which uniquely identifies that Nominated Target.

2.             If Dyax supplies CAT with an incorrect GenBank® accession number for a Nominated Target or otherwise incorrectly identifies a Nominated Target which is then subjected to the CAT Gatekeeping Procedure, the result of the CAT Gatekeeping Procedure in respect of such Nominated Target shall prevail even if it is subsequently discovered that such incorrect GenBank® accession number or identifying information had been provided by Dyax.

3.             Within one (1) month after notice is given to Dyax of a refusal by CAT to grant a Product License in respect of any Nominated Target, Dyax may notify CAT that it wishes to appoint an Expert to make such enquiries of CAT as may be reasonably necessary for the Expert to be able to confirm to Dyax that the CAT Gatekeeping Procedure had been correctly applied by CAT in respect of such Nominated Target.  CAT shall provide such information to the Expert as the Expert may reasonably determine is required in order to make such confirmation.  For the avoidance of doubt the Expert shall not be entitled (unless CAT consents) to enter CAT premises in order to carry out its enquiries, shall only provide the confirmation to Dyax on a “Yes/No” basis and shall not give or be obliged to give to Dyax any other information obtained from CAT in respect of the CAT Gatekeeping Procedure or the relevant Nominated Target.  The Expert shall, prior to making any enquiries of CAT, enter into a confidential disclosure agreement with CAT.  Notwithstanding the foregoing, CAT shall not be obliged to respond to the enquiries of the Expert if to do so would, or would reasonably be expected to, cause a breach in terms of any agreement CAT may have with any other Third parties; provided, however, that such disclosure subject to the confidential disclosure agreement shall be treated by CAT in the same manner as disclosure in its normal business operations. The Expert shall complete its investigations and provide the confirmation to Dyax (with a copy to CAT) within thirty (30) days after appointment by Dyax, and payment of the Expert’s fee shall be conditioned on such delivery being timely made.  If such written confirmation is not made within such thirty (30) days period, then a replacement Expert shall be appointed within 10 days thereafter, subject to same terms and conditions stated above.  If an Expert provides notice that he or she cannot complete the analysis because CAT has failed without good reason to provide any information requested as provided above, then CAT shall have no more than 30 days to provide the information and the Expert shall then have no more than 15 days after the information is provided to the Expert to evaluate the information and make a determination.  Failure of the second Expert to provide such written confirmation to Dyax on a “Yes/No” basis within thirty (30) days after appointment shall be irrevocably deemed to be confirmation that CAT correctly applied the CAT Gatekeeping Procedure to the Nominated Target in question, provided, however that until (i) CAT provides all information that it is required to provide in accordance with this Schedule 2 and (ii) the expiration of any extension required for the Expert to evaluate such information, there shall not be deemed to be any such confirmation that CAT correctly applied the CAT Gatekeeping Procedure to the Nominated Target in question.

If the Expert appointed by Dyax hereunder decides that CAT correctly applied, or is deemed to have correctly applied, the CAT Gatekeeping Procedure, Dyax shall be responsible for the Expert’s fees and CAT shall thereafter have no obligations to Dyax in respect of such Nominated Target.  If the Expert decides that CAT did not correctly apply the CAT Gatekeeping Procedure Dyax shall be granted a Product License in relation to the Nominated Target in question (provided that CAT is not restricted by obligations to any Third Party in relation to the Nominated Target in question in which case the Product License will be subject to those restrictions) and CAT shall be responsible for the Expert’s fees.  The procedure described in this paragraph 3 will not apply to any determination by CAT that the Primary Application of a Nominated Target is in the Excluded Field, where CAT’s decision will be final if made in good faith.

“Expert” means a patent agent who is independent of CAT and all of the other parties with an interest in the outcome of a determination regarding a Nominated Target, who has suitable knowledge and experience in the reasonable opinion of Dyax to perform the above activities, subject to CAT’s consent, which consent shall not be unreasonably withheld or delayed.

APPENDIX C
CAT PATENT RIGHTS

[**].

EXHIBIT D
CAT PRODUCT LICENSE

Private & Confidential

CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED (1)

AND

DYAX CORP.  (2)

PRODUCT LICENSE FOR

Appendix D

1

THIS AGREEMENT is made:

BETWEEN:

(1)           CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED (Registered in England No. 2451177) whose registered office is at The Milstein Building, Granta Park, Cambridge, Cambridgeshire, CB1 6GH, UK (“CAT”).

(2)           DYAX CORP. a corporation organised and existing under the laws of the State of Delaware having its principal place of business at 300 Technology Square, Cambridge, Massachusetts  02139 USA (“Dyax”).

BACKGROUND:

(a)                                  By the terms of the Amendment Agreement (as defined below), CAT granted Dyax certain options to be granted Product Licences under the Antibody Phage Display Patents and CAT Know How (all as defined below).

(b)                                 Dyax has nominated the Target (which was identified prior to the execution of the Amendment Agreement), and this Target has passed the CAT Gatekeeping Procedure (each as defined below).

(c)                                  By this Agreement CAT wishes to grant to Dyax a Product Licence in respect of Diagnostic Antibody Products and Therapeutic Antibody Products against the Target.

In consideration of the mutual covenants and undertakings set out below, THE PARTIES AGREE as follows:

1.             Definitions

1.1           In this Agreement, the terms defined in this Clause shall have the meanings specified below:

“Acceptance Fee” means                    Dollars (US $          ).

[**]

“Affiliate” means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with any other entity.

“Agreement” means this product licence and any and all Schedules, appendices and other addenda to it as may be amended from time to time in accordance with the provisions of this agreement.

“Amendment Agreement” means the agreement executed by Dyax and CAT on 3 January 2003, as amended.

2

“Antibody” means a molecule or a gene encoding such a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof.

“Antibody Library” means any Antibody library constructed using processes which are covered by a claim of an issued and unexpired patent included within the Antibody Phage Display Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

“Antibody Phage Display Patents” means:  (a) the patents and patent applications listed in Schedule 1 and any patents issuing from such patent applications, together with any divisions, registrations, confirmations, reissues, extensions, renewals, continuations, continuations-in-part, revalidations, additions, substitutions, renewals or supplementary protection certificates thereof throughout the world; and (b) any Patent Rights which claim or cover any invention or discovery which is developed by CAT or its Affiliates at any time during the term of this Agreement directly related to Antibody phage display or Antibody Services; provided, however, that Antibody Phage Display Patents shall always exclude (i) CAT Diabodies Patent Rights, (ii) any Patent Rights owned or controlled by CAT which claim or cover Catalytic Antibodies, (iii) any Patent Rights owned or controlled by CAT which claim ribosome display technology, (iv) any Patent Rights which claim Single Domain Antibodies, and (v) any Patent Rights acquired by CAT after the Commencement Date from any Third Party for consideration or as a result of CAT’s acquisition of or merger with such Third Party.

“Antibody Services” means the provision of research and/or development services for the identification, generation, derivation or development of one or more Antibody Libraries or Antibodies derived therefrom.

“Business Day” means a day (other than a Saturday or Sunday) on which the banks are ordinarily open for business in the City of London and the Commonwealth of Massachusetts.

“CAT Diabodies Patent Rights” means (a) the Patent Rights entitled “Diabodies — multivalent and multispecific binding proteins, their manufacture and use”, PCT/GB93/02492 and (b) the Patent Rights entitled “Retargeting antibodies and diabodies”, PCT/GB94/02019.

“CAT Gatekeeping Procedure” means the procedure set out in Schedule 2 of the Amendment Agreement which CAT has carried out in respect of the Target prior to the grant of this Product Licence.

“CAT Know-How” means any Confidential Information of CAT which constitutes unpatented know-how, technical and other information related to the subject matter of the

3

Antibody Phage Display Patents as identified in Schedule 2 and as amended from time to time in accordance with Schedule 2.

“CAT Licensable Antibody” means any Antibody to the Target (a) where such Antibody has been identified, generated, developed, produced or derived by Dyax or a Dyax Sublicensee or its sublicensees and (b) the identification, generation, development, production or derivation of such Antibody uses any of the processes claimed or covered by a claim of an issued and unexpired patent included within the Antibody Phage Display Patents (which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise) or uses the CAT Know-How and (c) which is potentially useful for the development of any Diagnostic Antibody Product and/or any Therapeutic Antibody Product.

“Catalytic Antibodies” means solely those Antibodies which bind to and catalyze the chemical transformation of a substrate and in which an Antibody binding region is involved in said catalysis.

“Commencement Date” means the date of this Agreement first written above.

“Competent Authority” means any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties including the European Commission, the Court of First Instance and the European Court of Justice.

“Controls” means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation.

“Diagnostic Antibody Product” means any preparation in the form of a device, compound, kit or service with utility in the diagnosis, prognosis, prediction or disease management of a disorder for any indication which contains, comprises or the process of development or manufacture of which utilises a CAT Licensable Antibody.  The term “Diagnostic Antibody Product” shall not include any Research Product.

“Dyax Therapeutic Antibody Product” means any Therapeutic Antibody Product identified, generated or derived by Dyax for itself or its Affiliates but not a Therapeutic Antibody Product identified, generated or derived by Dyax for, or on behalf of, a Third Party.

“Dyax Sublicensee” means any sublicensee of Dyax under this Agreement.

“Exploit” means to make, have made, use, sell or import.

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“FDA” means the United States Food and Drug Administration, the equivalent Competent Authority in any country of the Territory or any successor bodies thereto.

“First Commercial Sale” means the first commercial sale of any Product by Dyax or a Dyax Sublicensee (or its sublicensee) in any country after grant of a Marketing Authorisation.

“Force Majeure” means any event outside the reasonable control of either Party affecting its ability to perform any of its obligations (other than payment) under this Agreement, including Act of God, fire, flood, lightning, war, revolution, act of terrorism, riot or civil commotion, but excluding strikes, lock-outs or other industrial action, whether of the affected Party’s own employees or others, failure of supplies of power, fuel, transport, equipment, raw materials or other goods or services.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“IDE” means an Investigational Device Exemption application, as defined in Title 21 of the United States Code of Federal Regulations, filed with the FDA or an equivalent foreign filing.

“IND” means an Investigational New Drug Application, as defined in Title 21 of the United States Code of Federal Regulations, that is required to be filed with the FDA before beginning Phase I Clinical Trials of any Therapeutic Antibody Product in human subjects, or an equivalent foreign filing.

“Major Market” means any one of the following:  (i) the United States of America, (ii) any country in Europe which is subject to the Marketing Authorisation procedure of the European Medicines Evaluation Agency, or (iii) Japan.

“Marketing Authorisation” means any approval (including all applicable pricing and governmental reimbursement approvals) required from the FDA or relevant Competent Authority to market and sell a Product in a particular country.

“Net Sales” means, with respect to a Product sold by Dyax or a Dyax Sublicensee (or its sublicensees) sold by Dyax or its sublicensee, the price invoiced by that party to the relevant purchaser (or in the case of a sale or other disposal otherwise than at arm’s length, the price which would have been invoiced in a bona fide arm’s length contract or sale) but deducting the costs of packing, transport and insurance, customs duties, any credits actually given for returned or defective Products, normal trade discounts actually given, and sales taxes, VAT or other similar tax charged on and included in the invoice price to the purchaser.

“Party” means CAT or Dyax.

“Patent Rights” means any patent applications and any patents issuing from such patent applications, author certificates, inventor certificates, utility certificates, improvement

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patents and models, and certificates of addition and all counterparts of them throughout the Territory, including any divisional applications and patents, filings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them.

“Pharmacia Agreement” means the agreement between CAT and Pharmacia P-L Biochemicals Inc. dated 11 September 1991.

“Pharmacia P-L Biochemicals Inc.” means Pharmacia P-L Biochemicals Inc (now known as Amersham Biosciences).

“Phase I Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the safety of an investigational Product in volunteer subjects or patients that would satisfy the requirements of 21 CFR 312.21(a), or its foreign equivalent and may evaluate the Product’s therapeutic or antigenic effects.

“Phase III Clinical Trial” means a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a marketing application that would satisfy the requirements of 21 CFR 312.21(c).

“Primary Application” means a major application of an Antibody against the Target as ascertained at the time of assessment using objective and reasonable scientific and/or commercial criteria, data and/or information.  Primary Application shall not mean any minor or incidental application.

“Product” means a Diagnostic Antibody Product or a Therapeutic Antibody Product.

“Product Licence” means the licence granted to Dyax pursuant to Clause 2 of this Agreement.

“Quarter” means each period of three (3) months ending on March 31, June 30, September 30, or December 31 and “Quarterly” shall be construed accordingly.

“Research Products” means any product in relation to which Pharmacia P-L has an exclusive licence from CAT pursuant to the Pharmacia Agreement.

“Single Domain Antibodies” means an Antibody containing only a single domain (heavy or light).

“Status Report” has the meaning set forth in Clause 4.1.

“Target” means                                      , as set out in Schedule 3.

“Territory” means all countries of the world.

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“Therapeutic Antibody Product” means any preparation for the treatment or prevention of disease, infection or other condition in humans for any indication which contains, comprises, or the process of development or manufacture of which utilises, a CAT Licensable Antibody.  The term “Therapeutic Antibody Product” shall not include any Research Product.

“Third Party” means any entity or person other than Dyax, CAT or their respective Affiliates.

“Valid Claim” means a claim of an issued and unexpired patent included within the Antibody Phage Display Patents which have been licensed to CAT by the MRC which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

“Year” means initially the period from the Commencement Date to the end of that calendar year, and subsequently a calendar year.

1.2           The headings to clauses are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

1.3           Words imparting the singular shall include the plural and vice versa.  References to persons include an individual, company, corporation, firm or partnership.

1.4           The words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as any preceding words where a wider construction is possible.

1.5           References to any statute or statutory provisions of the United Kingdom shall include (i) any subordinate legislation made under it, (ii) any provision which it has superseded or re-enacted (whether with or without modification), and (iii) any provision which subsequently supersedes it or re-enacts it (whether with or without modification.  References to any statute or regulation of the United States of America means that statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor statute or regulation.

2.             Grant of Product Licence

2.1           Subject to Clause 2.4 below, CAT hereby grants to Dyax and its Affiliates a non-exclusive, royalty-bearing licence (on the terms of this Agreement) with the right to sublicense (on the terms of Clause 3) under the Antibody Phage Display Patents and CAT Know-How to Exploit Products against the Target in the Territory.

2.2           The Product Licence granted under this Agreement is pursuant to Dyax’s exercise of one (1) option                                  under the Amendment Agreement.

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2.3           For the avoidance of doubt, no rights are granted by CAT under this Agreement to any CAT Diabodies Patent Rights, and any Patent Rights owned or controlled by CAT which claim Catalytic Antibodies, ribosome display technology, any Patent Rights which claim Single Domain Antibodies and no rights are granted by CAT in this Agreement under the Antibody Phage Display Patents to Exploit Research Products.

2.4           This Product Licence shall come into effect upon the date that the Acceptance Fee is received by CAT.  The Acceptance Fee shall not be refundable or creditable against any other sums which may be payable by Dyax or a Dyax Sublicensee to CAT pursuant to this Agreement.

3.             Sub-Licensing

3.1           Dyax will, if requested by CAT, inform CAT of the identity of all Dyax Sublicensees (and their sublicensees) in relation to this Agreement.

3.2           Dyax (and where relevant each Dyax Sublicensee) will ensure that any sublicensee (to which it sublicences its rights in accordance with the terms of this Agreement) executes a written agreement which requires the sublicensee to abide by the terms of this Agreement.

3.3           Dyax (and where relevant each Dyax Sublicensee) will be liable for any breach of the sublicences granted in accordance with Clause 3.2; provided, however, that Dyax’s liability for such breach by a sublicensee shall be limited to the amount that has been received or is thereafter received by Dyax directly or indirectly from such sublicensee pursuant to the sublicense agreement; and provided, further, that any written agreement with a sublicensee shall contain a provision pursuant to which CAT shall be a third party beneficiary of such sublicence agreement and shall have the right to enforce (including claim damages as a result of any breach) such sublicence agreement.  If at any time CAT does have to enforce its rights under a sublicence agreement Dyax will, if requested by CAT, supply to CAT a copy of the relevant sublicence as soon as possible.  For the avoidance of doubt, sublicensing by Dyax to a Dyax Sublicensee is permitted as is sublicensing by a Dyax Sublicensee to a sublicensee.  No further sublicensing of the rights and obligations under this Agreement is permitted.

4.             Status Report

4.1           Dyax will provide to CAT a brief summary of the status of each Product against the Target that Dyax or Dyax Sublicensees desire to Exploit under this Agreement (“Status Report”).  During the Term, Dyax will submit such Status Report to CAT for a particular Product prior to the time Dyax or Dyax Sublicensees begin the first human clinical trial with respect to such Product. [**].

5.             Gatekeeping

5.1           The Parties acknowledge that, as of the Commencement Date, the Target has passed CAT’s Gatekeeping Procedure under the Amendment Agreement.

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6.             Consideration

6.1           Therapeutic Antibody Products

6.1.1        With respect to Therapeutic Antibody Products, Dyax shall pay to CAT the following payments upon achievement of the specified milestones by Dyax or a Dyax Sublicensee (or its sublicensee) for the first Therapeutic Antibody Product to achieve the relevant milestone:

Initiation of first Phase I Clinical Trial	US $
Initiation of first Phase III Clinical Trial	US $
First filing for Marketing Authorisation in one Major Market country	US $
Marketing Authorisation granted in the United States	US $

6.1.2        With respect to Therapeutic Antibody Products, Dyax shall pay CAT royalties in an amount equal to      percent (      %) of Net Sales of the Therapeutic Antibody Product sold by or on behalf of Dyax or the Dyax Sublicensee.

6.2           Diagnostic Products

6.2.1        With respect to Diagnostic Antibody Products, Dyax shall pay to CAT the following payments upon achievement by Dyax or a Dyax Sublicensee (or its sublicensee) of the milestones set out below.  For the avoidance of doubt the milestone payments shall be payable in respect of the first Diagnostic Antibody Product to achieve the relevant milestone:

First filing for Marketing Authorisation in one Major Market country	US $
Marketing Authorisation granted in each Major Market Country	US $

6.2.2        With respect to Diagnostic Antibody Products, Dyax shall pay CAT royalties on a country-by-country basis in an amount equal to          percent (        %) of Net Sales of Diagnostic Antibody Products sold by or on behalf of Dyax or any Dyax Sublicensee.

6.3           All royalties due to CAT pursuant to Clauses 6.1.2 and 6.2.2 shall be payable on a country-by-country basis until the last Valid Claim expires or ten (10) years from the date of First Commercial Sale of such Product, whichever occurs later.

7.             Provisions Relating to Payment of Consideration

7.1           All milestone payments shall be paid by Dyax within [**] days of the applicable milestone being achieved and no milestone payments shall be refundable or creditable against any other sum payable by Dyax hereunder for any reason.

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7.2           Dyax shall make the payments due to CAT under Clause 6 above in United States dollars (if Dyax in turn receives payment in dollars) or in pounds sterling (if Dyax in turn receives payment in pound sterling), or Euros (if Dyax in turn receives payment in Euros).  Where Dyax receives payment in a currency other than United States dollars, pounds sterling or Euros, Dyax will convert the relevant sum into pounds sterling (or Euros if Euros have replaced pounds sterling at the time of payment).  Dyax will use the conversion rate reported in the Financial Times two (2) Business Days before the day on which Dyax pays CAT.  Such payment will be made without deduction of exchange, collection or other charges.  All payments will be made at Quarterly intervals.  Within [**] days of the end of each Quarter after the First Commercial Sale of each Product in any country, Dyax shall prepare a statement which shall show on a country-by-country basis for the previous Quarter Net Sales of each Product by Dyax or its Affiliates and all monies due to CAT based on such Net Sales.  That statement shall include details of Net Sales broken down to show the country of the sales and the total Net Sales by Dyax or its Affiliates in such country and shall be submitted to CAT within such [**] day period together with remittance of the monies due.  With respect to Net Sales of a Product by a Dyax Sublicensee (or its sublicensee) Dyax shall prepare a statement which will include the same information and remit that statement and any monies due within the same period except with regard to any Dyax Sublicensee with which Dyax has a licence agreement relating to the technology of Antibody phage display as of the Commencement Date where the remittance will be made at Quarterly intervals within [**] days of the date royalties are due to Dyax from such existing Dyax Sublicensees.

7.3           All payments shall be made free and clear of and without deduction or deferment in respect of any disputes or claims whatsoever and/or as far as is legally possible in respect of any taxes imposed by or under the authority of any government or public authority.  [**].

7.4           Dyax shall keep and shall procure that its Affiliates and Dyax Sublicensees keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable by it to CAT pursuant to this Agreement.  Those records and books of account shall be kept for seven (7) years following the end of the Year to which they relate.  Upon CAT’s written request, a firm of accountants appointed by agreement between the Parties or, failing such agreement within ten (10) Business Days of the initiation of discussions between them on this point CAT shall have the right to cause an international firm of independent certified public accountants that has not performed auditing or other services for either Party or their Affiliates (or, if applicable, any Dyax Sublicensee with rights to the Product in question) acceptable to Dyax or the Dyax Sublicensee such acceptance not to be unreasonably withheld to inspect such records and books of account.  In particular such firm:

7.4.1        shall be given access to and shall be permitted to examine and copy such books and records of Dyax and its Affiliates and Dyax Sublicensees upon twenty (20) Business Days notice having been given by CAT and at all reasonable times on Business Days for the purpose of certifying that the Net Sales or other relevant sums calculated by Dyax and its Affiliates and Dyax Sublicensees during any

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Year were reasonably calculated, true and accurate or, if this is not their opinion, certify the Net Sales figure or other relevant sums for such period which in their judgment is true and correct;

7.4.2        prior to any such examination taking place, such firm of accountants shall undertake to Dyax that they shall keep all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person including CAT, but shall only use the same for the purpose of calculations which they need to perform in order to issue the certificate to which this Clause envisages;

7.4.3        any such access examination and certification shall occur no more than once per Year and will not go back over records more than two (2) years old;

7.4.4        Dyax and its Affiliates and Dyax Sublicensees shall make available personnel to answer queries on all books and records required for the purpose of that certification; and

7.4.5        the cost of the accountant shall be the responsibility of Dyax if the certification shows it to have underpaid monies to CAT by more than [**] and the responsibility of CAT otherwise.

7.5           All payments due to CAT under the terms of this Agreement are expressed to be exclusive of value added tax (VAT) howsoever arising.  [**].

7.6           All payments made to CAT under this Agreement shall be made to the bank account of CAT as notified by CAT to Dyax from time to time.

7.7           If Dyax fails to make any payment to CAT hereunder on the due date for payment, without prejudice to any other right or remedy available to CAT it shall be entitled to charge Dyax interest (both before and after judgment) of the amount unpaid at the annual rate of LIBOR (London Interbank Offering Rate) plus [**] calculated on a daily basis until payment in full is made without prejudice to CAT’s right to receive payment on the due date.

8.             Confidentiality

8.1           With respect to any confidential information received from the other Party (“Confidential Information”), each Party undertakes and agrees to:

(a)           only use the Confidential Information for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

(b)           ensure that only those of its officers and employees who are directly concerned with the carrying of this Agreement have access to the Confidential Information on a strictly “need to know” basis and are informed of the secret and confidential nature of it;

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(c)           keep the Confidential Information secret, confidential, safe and secure and shall not directly or indirectly disclose or permit to be disclosed the same to any Third Party, including any consultants or other advisors, without the prior written consent of the disclosing Party except to the extent disclosure is necessary in connection with its use as envisaged under this Agreement;

(d)           ensure that the Confidential Information will not be covered by any lien or other encumbrance in any way, and

(e)           not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any documents containing the Confidential Information except to the extent necessary in connection with its use as envisaged under this Agreement.

For the avoidance of doubt, the Parties agree that the identity of the Target, any information related to the Target provided to CAT by Dyax, and the Status Report is the Confidential Information of Dyax.

8.2           The obligations referred to in Clause 8.1 above shall not extent to any Confidential Information which:

(a)           is or becomes generally available to the public otherwise than be reason of breach by a recipient Party of the provision of Clause 8.1;

(b)           is known to the recipient Party and is at its free disposal (having been generated independently by the recipient Party or a Third Party in circumstances where it has not been derived directly or indirectly from the disclosing Party’s Confidential Information prior to its receipt from the disclosing Party), provided that evidence of such knowledge is furnished by the recipient Party to the disclosing Party within twenty-eight (28) days of recipient of that Confidential Information;

(c)           is subsequently disclosed to the recipient Party without obligations of confidence by a Third Party owing no such obligations to the disclosing Party in respect of that Confidential Information;

(d)           is required by law to be disclosed (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure, provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the disclosing Party with a view to agreeing on the timing and content of such disclosure.

8.3           No public announcement or other disclosures to Third Parties concerning the terms of this Agreement shall be made, whether directly or indirectly, by either Party (except confidential disclosures to professional advisors) without first obtaining the approval of

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the other Party and agreement upon the nature and text of such announcement or disclosure with the exceptions that:

(a)           a Party may disclose those terms which it is required by regulation or law to disclose, provided that it takes advantage of all provisions to keep confidential as many terms of this Agreement as possible; and

(b)           the Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof in order to allow such Party to comment upon such announcement or disclosure.  Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the U.S. Securities Exchange Commission, the UK Stock Exchange and any other comparable body including requests for confidential information or proprietary information of either Party included in any such disclosure.

9.             Indemnification

9.1           Dyax and hereby indemnifies CAT and its Affiliates and their directors, officers, employees and agents and their respective successors, heirs and assigns (the “CAT Indemnitees”) against any liability, damage, loss or expense (including attorneys fees and expenses of litigation) incurred by or imposed upon the CAT Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments by or in favour of any Third Party concerning any manufacture, use or sale of any Product by Dyax or any Dyax Sublicensee (or their sublicensee). In addition, each Dyax Sublicensee (or their sublicensee) shall indemnify the CAT Indemnitees against any liability, damage, loss or expense (including attorneys fees and expenses of litigation) incurred by or imposed upon the CAT Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments by or in favour of any Third Party concerning any manufacture, use or sale of any Product by such Dyax Sublicensee (or their sublicensee).

9.2           CAT shall not be liable to Dyax and Dyax Sublicensee (or its sublicensee) in respect of any liability, loss, damage or expense (including attorneys fees and expenses of litigation) incurred or suffered by Dyax and Dyax Sublicensees (or its sublicensee) in connection with the manufacture, use or sale of any Products by Dyax and Dyax Sublicensees (or its sublicensee).

9.3           CAT gives no warranty or representation that the Antibody Phage Display Patents are, or will be, valid or that the exercise of the rights granted under this Agreement will not result in the infringement of patents of Third Parties.

10.          Infringement and Patent Prosecution

10.1         Dyax shall notify CAT promptly of any proceedings or applications for revocation of any of the Antibody Phage Display Patents emanating from a Third Party that comes to its notice or if a Third Party takes or threatens to take any proceedings for infringement of

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any patents of that Third Party by reason of Dyax’s use or operation of the Antibody Phage Display Patents or manufacture, use or sale of the Products.  Dyax shall notify CAT promptly of any infringement of the Antibody Phage Display Patents by a Third Party which may come to its attention during the term of the Product Licence, except Dyax shall have no obligation to so notify CAT with respect to any infringement by an academic or not-for-profit entity which occurs by reason of such entity carrying out research activities provided such activities are, as far as Dyax is aware, not being carried out with a view to commercialising a product or otherwise for profit.

10.2         CAT shall have the sole right and responsibility, at its sole discretion and cost and with reasonable assistance from Dyax, to file, prosecute and maintain the Antibody Phage Display Patents and for the conduct of any lawsuits, claims or proceedings challenging the validity or enforceability thereof including, without limitation, any interference or opposition proceeding relating thereto in all countries.  For the avoidance of doubt, Dyax and Dyax Sublicensees will have the right to conduct any proceedings relating to its Product including any proceedings relating to product liability.

11.          Termination

11.1         Unless terminated under this Clause 11, this Agreement shall commence on the Commencement Date and shall terminate, on a country-by-country and Product-by-Product basis upon the last to expire of claims of an issued and unexpired patent within the Antibody Phage Display Patents (which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise) or (b) the date upon which no payments are due to CAT under Clause 6 of this Agreement, whichever occurs later.

11.2         CAT shall have the right to terminate this Agreement in the event that:

11.2.1      Dyax or a Dyax Sublicensee (or its sublicensee) has not filed an IND for a Therapeutic Antibody Product, or a 510(k) or IDE for a Diagnostic Antibody Product within [**] after the Commencement Date; or

11.2.2      Dyax or a Dyax Sublicensee (or its sublicensee) directly or indirectly opposes or assists any Third Party to oppose the grant of letters patent or any patent application within the Antibody Phage Display Patents, or disputes or directly or indirectly assists any Third Party to dispute the validity of any patent within the Antibody Phage Display Patents or any of the claims thereof.

11.3         In the event that either Party commits a material breach of any of its material obligations with respect to this Agreement, and such Party fails to remedy that breach within ninety (90) days after receiving written notice thereof from the other Party, that other Party may immediately terminate this Agreement upon written notice to the breaching Party.

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11.4         Either Party may terminate this Agreement in its entirety by giving notice in writing to the other Party if any one or more of the following events happens:

(a)           the other Party has any distress or execution levied on the major portion of its assets (as determined by its balance sheet in accordance with GAAP) which is not paid out within thirty (30) days of its being levied;

(b)           the other Party calls a meeting for the purpose of passing a resolution to wind it up, or such a resolution is passed, or the other Party presents, or has presented, a petition for a winding up order, or presents, or has presented, a petition to appoint an administrator, or has an administrative receiver, or receiver, liquidator or other insolvency practitioner appointed over all or any substantial part of its business, undertaking, property or assets;

(c)           the other Party stops or suspends making payments (whether of principal or interest) with respect to substantially all of its debts or announces an intention to do so or the other Party suspends or ceases to carry on its business;

(d)           a secured lender to the other Party holding a security interest over the major portion of the tangible assets (as determined by its balance sheet in accordance with GAAP) of such other Party takes any steps to obtain possession of the property on which it has security or otherwise to enforce its security;

(e)           the other Party suffers or undergoes any procedure analogous to any of those specified in Clause 11.4(a)-(d) above or any other procedure available in the country in which the other Party is constituted, established or domiciled against or to an insolvent debtor or available to the creditors of such a debtor.

12.          Consequences of Termination

12.1         Upon termination of this Agreement for any reason whatsoever:

(a)           the relationship of the Parties hereunder shall cease save as (and to the extent) expressly provided for in this Clause 12;

(b)           any sublicenses granted by Dyax in accordance with the terms of this Agreement will continue in force provided that such sublicensees are not in breach of the relevant sublicense and that each sublicensee agrees to enter into a direct agreement with CAT upon the terms of this Agreement;

(c)           Dyax shall immediately return or procure to be returned to CAT at such place as it directs and at the expense of Dyax (or if CAT so requires by notice to Dyax in writing, destroy) all CAT Know-How together with all copies of such CAT Know-How in its possession or under its control;

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(d)           The following provisions shall survive expiration or termination of this Agreement: Clauses 7 (in relation to any accrued payment obligations of Dyax prior to termination or expiry), 8, 9, 12, 13 and 15; and

(e)           Expiry or termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to such expiry or termination including any accrued obligation for Dyax to make any payments under Clause 6.

13.          Dispute Resolution

13.1         Any dispute arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition thereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be referred to the Chief Executive Officers of each of the Parties.  The Chief Executive Officers shall meet to resolve such deadlock within thirty (30) days of the date that the dispute is referred to them, at a time and place mutually acceptable to them.  Any dispute that has not been resolved following good faith negotiations of the Chief Executive Officers for a period of thirty (30) days shall be referred to and finally settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  There shall be three (3) arbitrators, each Party to designate one arbitrator and the two Party-designated arbitrators to select the third arbitrator.  The Party initiating recourse to arbitration shall include in its notice of arbitration its appointment of an arbitrator.  The appointing authority, in the event a Party does not or the Parties do not appoint arbitrator(s), shall be the American Arbitration Association in [**].  The place of arbitration shall be [**]. The language to be used in the arbitration shall be English.  Any determination by the arbitration panel shall be final and conclusively binding.  Judgement on any arbitration award may be entered in any court having jurisdiction thereof.  Each Party shall bear its own costs and expenses incurred in the arbitration; provided that the arbitration panel may assess the costs and expenses of the prevailing Party, including reasonable attorneys fees, against the non-prevailing Party.

14.          Notices

14.1         All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Dyax:	If to CAT:
Dyax Corp	Cambridge Antibody Technology Limited
300 Technology Square	The Milstein Building
Cambridge, MA 02139	Granta Park, Cambridge
Attention: Chief Executive Officer	Cambridgeshire CB1 6GH
Facsimile: (617) 225-2501	United Kingdom
Attention: Company Secretary

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Facsimile: 011-44-(0)1223 471472

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Clause.

15.          Governing Law

15.1         This Agreement shall be governed by and construed in accordance with the laws of the [**].

15.2         Save as provided in this Clause, the United Kingdom Legislation entitled the Contracts (Rights of Third Parties) Act 1999 will not apply to this Agreement.  No person, other than a CAT Indemnitee (as defined in Clause 9.1), who is not a Party to this Agreement (including any employee, officer, agent, representative or subcontractor of either Party) will have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties which agreement must refer to this Clause, except that any Dyax Sublicensee shall have the right to enforce the provisions of Clause 12.1(b) of this Agreement and shall be a third party beneficiary for that purpose only.

16.          Specific Performance

16.1         The parties agree that irreparable damage will occur in the event that the provisions of Clause 8 are not specifically enforced.  In the event of a breach or threatened breach of any such provisions, each Party agrees that the other Party shall, in addition to all other remedies, be entitled to temporary or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy and without the necessity of posting any bond, and/or a decree for specific performance, in accordance with the provisions hereof.

17.          Assignment

17.1         This Agreement may not be assigned by either party without the prior written consent of the other party, except that either Party may assign the benefit and/or burden of this Agreement to any Affiliate of it or any Third Party, provided that such Affiliate or Third Party undertakes to the other Party to be bound by the terms of this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

18.          Compliance With Law

18.1         Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or treaty, the latter shall prevail, but in, such event the affected provisions of the Agreement shall be conformed and limited only to the extent necessary to bring it within the applicable legal requirements.

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19.                               Amendment and Waiver

19.1                           This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

20.                               Severability

20.1                           In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

21.                               Entire Agreement

21.1                           This Agreement and the Amendment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements or understandings between the parties relating to the subject matter hereof.

IN WITNESS OF THE ABOVE the Parties have signed this Agreement on the date written at the head of this Agreement.

SIGNED by	)
)
)
for and on behalf of	)	General Counsel & Authorised
CAMBRIDGE ANTIBODY	)	Signatory
TECHNOLOGY LIMITED	)

SIGNED by	)
)
)
for and on behalf of	)	Senior Vice President &
DYAX CORP.	)	Authorised Signatory
)

18

APPENDIX E

DYAX PATENT RIGHTS

PHAGE DISPLAY PATENT RIGHTS — [**]

Country	Application/ Publication No.	Filing Date	Patent No.	Issue Date
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Novel [**] Fragments - [**] et al.

Country	Application/ Publication No.	Filing Date	Patent No.	Issue Date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]

CJ Library — [**] et al.

Country	Application/ Publication No.	Filing Date	Patent No.	Issue Date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Antibody Reformatting Patents

Country	Application/ Publication No.	Filing Date	Patent No.	Issue Date
[**]	[**]	[**]
[**]	[**]	[**]

APPENDIX F

[**] PATENT RIGHTS

[**]

A total of three pages were omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

APPENDIX G

XOMA NOTICE

XOMA owns a number of patents covering various aspects of bacterial antibody expression and phage display.

XOMA has licensed these patents on a non-exclusive basis to Dyax.

Under the license agreement with XOMA:

•                  Dyax cannot provide phage display services or transfer phage display materials, products or information to you without first showing you a redacted copy of its license from XOMA and this notice.

•                  If you and Dyax enter into a written agreement by which you become a “Dyax Collaborator,” then you will be permitted to use Dyax phage display services, Dyax phage display materials, products and information to research, develop and commercialize antibody products.

•                  Collaborators do not, however, have the right to produce commercial quantities of such antibodies using XOMA’s patented technology.  Rather, collaborators only have the right to make research and development quantities of antibodies using the XOMA patent rights.  Thereafter, unless the collaborator obtains a commercial production license from XOMA (which may be available), the collaborator must produce commercial quantities of antibodies using a method that does not infringe XOMA patent rights.

Therefore, if you and Dyax enter into a written agreement, that agreement must contain certain provisions specified in the license agreement with XOMA, including:[**]Terms pursuant to which you, as the recipient of any transferred materials, would agree to abide by each of the limitations, restrictions and other obligations provided for by the license agreement with XOMA, including, without limitation, the restrictions on use of such transferred materials for purposes other than research and development.

A covenant not to use transferred materials for any purpose other than for research and development purposes otherwise authorized by the license agreement with XOMA.

A provision that the “first sale” doctrine does not apply to any disposition of transferred materials.

An agreement by you to further dispose of transferred materials only to a third party who otherwise meets the definition of a “Dyax Collaborator” set forth in the license agreement with XOMA and who executes a written agreement in which it undertakes all of the obligations applied to the transferring party.

APPENDIX H

SUBLICENSE AGREEMENT

This SUBLICENSE AGREEMENT (“Sublicense”), dated effective as of                               , 20       (the “Effective Date”), is entered into between DYAX CORP., a Delaware corporation, of 300 Technology Square, Cambridge, Massachusetts 02139 (“Dyax”), and                                of                                (“Sublicensee”).

WHEREAS, under the terms of that certain Amendment Agreement by and between Dyax and Cambridge Antibody Technologies Limited (“CAT”), dated January 3, 2003, as amended to date (the “Amended Agreement”) Dyax has the right to obtain product licenses, on a target-by-target basis, to develop and commercialize therapeutic and diagnostic antibody products identified using CAT’s proprietary technology and know-how;

WHEREAS, Dyax and CAT have executed one such product license, under which CAT granted Dyax rights to develop and commercialize therapeutic and diagnostic antibody products to the target described on Attachment A (the “Product License”);

WHEREAS, a redacted version of the Product License is attached hereto as Attachment B;

WHEREAS, pursuant to a Collaboration Agreement by and between Dyax and Sublicensee, dated effective                               , 20      , (the “Collaboration Agreement”), Sublicensee has the right to obtain through Dyax a sublicense of the Product License; and

WHEREAS, Sublicensee desires to obtain through Dyax a sublicense of the Product License.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.             GRANT OF SUBLICENSE.

Subject to the terms and conditions set forth in Section 2 of this Sublicense, Dyax hereby grants to Sublicensee a world-wide, non-exclusive license of the rights granted to it under Clause 2.1 of the Product License.  Sublicensee is permitted to sublicense its rights under this Sublicense in accordance with the terms and conditions set forth in Clauses 3.2 and 3.3 of the Product License.

2.             SUBLICENSEE OBLIGATIONS.

2.1           Obligations Under Product License.  Sublicensee agrees to abide by all of the terms and conditions applicable to Dyax and/or Sublicensee (as a Dyax Sublicensee) under the Product License and agrees that all obligations of Dyax to CAT under the Product License shall also be obligations of Sublicensee to Dyax, except for (i) any obligations of Dyax contained in Clause 6 (Consideration) and Clause 7 (Provisions Relating to the Payment of Consideration) of

the Product License and (ii) any portion of the Product License that has been redacted by Dyax. Notwithstanding the foregoing, Sublicensee’s obligations pursuant to this Section 2.1 are conditional upon (i) Sublicensee receiving timely notice (in the manner provided in Section 10.2 of the Collaboration Agreement) from Dyax relating to (a) any change in such terms and conditions, and (b) any notice, claim or demand made by CAT under the Product License; and (ii) the parallel performance of Dyax to the extent both parties are required to perform to satisfy the obligations of Dyax or Sublicensee (as a Dyax Sublicensee) under the Product License.

2.2           Obligations Under Collaboration Agreement.  Sublicensee acknowledges and agrees that all of the terms and conditions contained in the Collaboration Agreement, as amended to date, remain in full force and effect, and Sublicensee agrees to abide by all of its obligations set forth thereunder.

2.3           Royalties.  Notwithstanding anything to the contrary contained in the Product License, the sublicense granted to Sublicensee under Section 1 of this Sublicense shall be royalty bearing in accordance with the terms set forth in the Collaboration Agreement.

3.             DYAX OBLIGATIONS.

3.1           Obligations Under Collaboration Agreement.  Dyax acknowledges and agrees that all of the terms and conditions contained in the Collaboration Agreement, as amended to date, remain in full force and effect, and Dyax agrees to abide by all of its obligations set forth thereunder.

3.2           Amendment to Product License.  Dyax agrees that it shall not amend the Product License in any way that materially and adversely affects or reduces the rights and licenses granted to Sublicensee under this Sublicense.

3.3           Indemnification for Dyax Breach.  Dyax shall indemnify and hold Sublicensee and its officers, directors and agents (“Sublicensee Indemnified Parties”) harmless from and against any liability or loss incurred by the Sublicensee Indemnified Parties to CAT under the Product License, to the extent that such liability was incurred by Sublicensee as a result of a breach of the Product License by Dyax.

4.             TERM AND TERMINATION.

This Sublicense shall expire upon expiration of the Product License and shall terminate upon termination of the Product License; provided that, at Sublicensee’s election, upon termination of the Product License, Sublicensee’s rights hereunder will continue in force provided that Sublicensee is not in breach of this Sublicense and agrees to enter into a direct agreement with CAT upon the terms of the Product License.

5.             MISCELLANEOUS.

CAT shall be a third party beneficiary of this Sublicense and shall have the right to enforce its terms (and claim damages as a result of any breach).  This Sublicense shall be not be assignable by Sublicensee, except that Sublicensee may assign the benefit and/or burden of this Sublicense to any Affiliate of it or any Third Party (“Affiliate” and “Third Party” being defined in the Collaboration Agreement), provided that such Affiliate or Third Party undertakes to Dyax to be bound by the terms of this Sublicense. This Sublicense shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns. This Sublicense may be not be amended except pursuant to a written instrument signed by parties hereto.  No provisions of this Sublicense may be waived except by an instrument in writing signed by the party sought to be bound.  Neither this Sublicense nor any part hereof, including this provision against oral modifications, may be modified, waived or discharged except pursuant to a written agreement signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Sublicense to be executed by their respective duly authorized representatives as of the Effective Date.

DYAX CORP.	SUBLICENSEE:

By:	By:

AMENDMENT

This Amendment (this “Amendment”), effective as of July 31, 2008, amends the Amended and Restated Collaboration Agreement effective as of January 24, 2007 (the “Agreement”), between DYAX CORP., a Delaware corporation (“Dyax”), and MERRIMACK PHARMACEUTICALS, INC., a Massachusetts corporation (“Merrimack”). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties have agreed to amend the definition of Commercial Field;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Agreement as follows:

1.             Section 1.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.8         “Commercial Field” means all human therapeutic and diagnostic uses, excluding (i) Research Products and (ii) Separations Applications.”

2.             As amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment as a sealed instrument effective as of the date first above written.

DYAX CORP.		MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Gustav Christensen	By:	/s/ Edward J. Stewart

Title:	EVP & Chief Business Officer	Title:	Vice President, Bus. Dev.

Date:	July 31, 2008	Date:	July 17, 2008

/s/ Lisa A. Evren

SVP & CFO

Lisa A. Evren

7/17/08

AMENDMENT

This Amendment (this “Amendment”), effective as of November 6, 2009, further amends the Amended and Restated Collaboration Agreement, dated effective as of January 24, 2007 and previously amended on July 31, 2008 (the “Amended Agreement”), between DYAX CORP., a Delaware corporation (“Dyax”), and MERRIMACK PHARMACEUTICALS, INC., a Massachusetts corporation (“Merrimack”).  Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Amended Agreement.

WHEREAS, the Parties wish to amend the Amended Agreement to clarify certain intellectual property issues that have arisen in the course of the collaboration.

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in the Amended Agreement, the Parties hereby agree to the following amendments:

AMENDMENTS

1.             Article 1.33 of the Amended Agreement is hereby amended and restated in its entirety to read as follows:

1.33                           “Patent Rights” means patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents, and models and certificates of addition, and all foreign counterparts of them and includes, provisionals, divisionals, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidations, or additions of or to them as well as any supplementary protection certificate or any other post patent expiration extension of patent protection in respect to them.

2.             Article 5 of the Amended Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE V
INTELLECTUAL PROPERTY

5.1           Ownership.

(a)                                  Dyax Antibodies and Dyax Antibody Information.  Subject to the licenses granted to Merrimack in Section 3.1 and the rights granted in Section 5.3, Dyax is and shall remain the owner of all Dyax Antibodies that are identified, generated, developed, produced, optimized, or obtained by Dyax from the Dyax Libraries in connection with the Research Program, together with the Dyax Antibody Information applicable thereto.

(b)                                 Dyax Libraries.  Dyax is and shall remain the owner of the Dyax Libraries and all improvements thereon developed during the term of this Agreement.

(c)                                  Dyax Research Materials and Dyax Research Know-How.  Subject to the licenses granted to Merrimack in this Agreement, Dyax is and shall remain the owner of the Dyax Research Materials and Dyax Research Know-How generated or utilized during the conduct of the Research Program.

(d)                                 Merrimack Targets and Merrimack Materials.  Merrimack is and shall remain the owner of Merrimack Targets and Merrimack Materials.

5.2           Inventions.

(a)                                  Inventorship.  Inventorship will be determined in accordance with United States patent laws.

(b)                                 Inventions.  The Parties acknowledge and agree that, regardless of inventorship:

(i)            Dyax shall hold title to:

(A)                              any invention or other subject matter directed to a composition of matter comprising the [**] that were delivered by Dyax to Merrimack

(B)                                any invention or other subject matter relating to [**], and

(C)                                any other invention or subject matter (including all intellectual property rights therein) that is conceived, reduced to practice or otherwise made solely by Dyax personnel in connection with this Agreement.

Collectively, the inventions referenced under this Section 5.2(b)(i) are referred to herein as the “Dyax Inventions”.

(ii)                                  Merrimack shall hold title to any invention or other subject matter (including all Intellectual property rights therein) conceived, reduced to practice or otherwise made solely by Merrimack personnel in connection with this Agreement; [**].  Collectively, the inventions referenced under this Section 5.2(b)(ii) are referred to herein as the “Merrimack Inventions”.

(iii)                               The Parties shall jointly hold title to all inventions and other subject matter (including all intellectual property rights therein) conceived, reduced to practice or otherwise made jointly by personnel of Dyax and Merrimack; [**].  Collectively, the inventions referenced under this Section 5.2(b)(iii) are referred to herein as the “Joint Inventions”.

Except as expressly provided in this Agreement, it is understood that neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit a joint invention, by reason of joint ownership of any invention or other intellectual property and each Party hereby waives any right it may have under the laws of any country to require such accounting or approval. Dyax shall promptly notify Merrimack of all Dyax Antibodies identified against Merrimack Targets in accordance with the applicable Research Plan, together with all Dyax Antibody Information applicable thereto.

5.3           Patenting Antibody Inventions under the Research Program.

(a)                                  Filing and Prosecution. Prior to the exercise of Merrimack’s option to obtain a Commercial License as set forth in Section 3.1(b), Merrimack may wish to file or to have Dyax file (as set forth below) a provisional application.  Prior to filing a provisional application, Merrimack shall provide a draft of each such proposed provisional application to Dyax for review and comment and discussion related to inventorship [**] days prior to filing.  During the [**] day review period:

(i)                                     Dyax may review and comment upon any such provisional patent application and Merrimack shall incorporate Dyax’s reasonable comments; and

(ii)                                  Merrimack and Dyax shall use reasonable and good faith efforts to reach a common understanding of inventorship of claims.

(A)                              If Merrimack and Dyax agree that the inventions claimed in the provisional application are Dyax Inventions as defined in Section 5.2(b)(i)(A) or Joint Inventions as defined in Section 5.2(b)(iii), then Dyax will, at Merrimack’s request and expense, file and prosecute any Patent Rights in any country requested by Merrimack with a patent counsel reasonably acceptable to Merrimack.  For clarity, this means that Dyax will also file and prosecute any nonprovisional Patent Rights based on such provisional applications prior to Merrimack exercising its right to obtain a Commercial License as set forth in Section 3.1(b).  Thereafter, Dyax’s Patent Rights in such Dyax Inventions or Joint Inventions shall be deemed to be included in the rights licensed to Merrimack under Section 3.1. Dyax shall (i) keep Merrimack fully informed as to the filing, prosecution and maintenance of such Patent Rights, (ii) furnish to Merrimack copies of all documents relevant to any such filing, prosecution and maintenance, and (iii) allow Merrimack [**] days to review and comment upon, and to incorporate Merrimack’s reasonable comments into, any such document filed with any patent office with respect to such Patent Rights prior to filing such documents.

(B)                                If the inventions described in the provisional application are mutually agreed to be Merrimack Inventions or determined to be Merrimack Inventions pursuant to Section 5.3(a)(ii)(C) below, then Merrimack shall have the sole and exclusive right to file and prosecute any Patent Rights based on such provisional application in any country, at Merrimack’s expense.

(C)                                If Merrimack and Dyax cannot, despite reasonable and good faith efforts, reach a common understanding of inventorship of claims of any such draft provisional application, then Dyax shall file the provisional patent application.  Merrimack and Dyax [**] reasonably acceptable to both Parties prior to the [**], who shall make a final determination of inventorship (in accordance with [**]) as to the [**] which was [**] to such [**].  Such [**] shall be [**] upon the [**] and their respective [**].  If the [**] is [**] to be a [**] under Section [**] or a [**] under Section [**] then [**] shall continue to [**] in any country requested by [**] at [**] expense.  Thereafter, such [**] in such [**] or [**] shall be deemed to be included in the rights licensed to Merrimack under Section 3.1.  Dyax shall (i) keep Merrimack fully informed as to the filing, prosecution and maintenance of such Patent Rights, (ii) furnish to Merrimack copies of all documents relevant to any such filing, prosecution and maintenance, and (iii) allow Merrimack [**] days to review and comment upon, and to incorporate Merrimack’s reasonable comments into, any such document filed with any patent office with respect to such Patent Rights prior to filing such documents.

(b)                                 Upon exercise of Merrimack’s option to obtain a Commercial License with respect to a Dyax Antibody, as set forth in Section 3.1(b), Dyax shall assign (and cause its inventors to assign) to Merrimack any of Dyax’s Patent Rights in the Dyax Inventions as defined in Section 5.2(b)(i)(A) and any Joint Inventions as defined in Section 5.2(b)(iii) that are directed to or relating to such Dyax Antibody. Upon exercise of a Commercial License, Merrimack will also have the right to file and prosecute all pending and subsequent patent applications related to the Dyax Antibody(ies), the intellectual property rights for which are subject to an obligation of assignment to Merrimack hereunder, without providing Dyax with a draft application or other prosecution documents for review and comment prior to such filing.  Dyax will use reasonable efforts to cooperate with Merrimack in such activities.  For the avoidance of doubt,

Dyax acknowledges and agrees that if, upon Merrimack’s election to obtain a Commercial License with respect to a Dyax Antibody, Dyax is [**] with respect to the Target against which such Dyax Antibody is directed [**], Merrimack’s rights under clauses of this paragraph above shall apply notwithstanding [**] and Merrimack may, at Merrimack’s expense, require Dyax to assign (and cause its inventors to assign) to Merrimack Dyax’s Patent Rights in any Dyax Inventions as defined in Section 5.2(b)(i)(A) and any Joint Inventions as defined in Section 5.2(b)(iii) that are directed to or relating to such Dyax Antibody.

For clarity, If Merrimack does not exercise its option to obtain a Commercial License with respect to a Dyax Antibody, Dyax’s Patent Rights in any Dyax Inventions as defined in Section 5.2(b)(i)(A) directed to or relating to such Dyax Antibody shall remain owned by Dyax and Dyax’s joint ownership rights to Joint Inventions as defined in Section 5.2(b)(iii) directed to or relating to such Dyax Antibody shall remain owned by Dyax.

(c)                                  Enforcement. Merrimack shall have the right but not the obligation, at its expense, to enforce any Patent Rights which relate to any Antibody that is identified, generated, developed, produced, optimized, or obtained by Dyax from a Dyax Library that is delivered by Dyax to Merrimack in connection with the Research Program. Dyax shall cooperate with Merrimack, at Merrimack’s expense, in pursuing any litigation or other enforcement action to enforce such Patent Rights, including allowing Merrimack to file suit in Dyax’s name, making Dyax employees available to Merrimack, and promptly executing any documents which may be required to pursue such action. Merrimack shall control any such litigation or other enforcement action and shall enter into, or permit, the settlement of any such litigation or other enforcement action. All monies recovered upon the final judgment or settlement of any suit to enforce such Patent Rights shall first be paid to recover the respective actual out-of-pocket expenses of Merrimack and Dyax, or equitable portion thereof, associated with the enforcement. The remainder of any such monies shall be deemed to be Net Sales for purposes of determining the royalties owed by Merrimack to Dyax under Sections 4.6. and 4.7.

5.4                                 Further Assurances. Each Party has and will have appropriate agreements with its employees and contractors necessary to fully effect the provisions of Sections 5.1, 5.2 and 5.3. Each Party agrees to execute such assignments and other documents, to cause its employees and agents to execute such assignments and other documents, and to take such other actions, as may reasonably be requested by the other Party from time to time to give effect to the provisions of Sections 5.1, 5.2 and 5.3.

3.           From and after the date of this Amendment, the term “Agreement” as used in the Amended Agreement shall mean the Amended Agreement, as further amended by this Amendment.  Except as expressly amended hereby, the terms of the Amended Agreement shall remain in full force and effect and all such terms are hereby ratified and confirmed.

4.           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

5.           This Amendment shall be governed by the laws of the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

DYAX CORP.		MERRIMACK PHARMACEUTICALS, INC.

By:	/s/ Ivana Magovcevic-Liebisch	By:	/s/ Edward J. Stewart
Title:	Executive Vice President, Corporate	Title:	SVP, Business Development
Development and General Counsel		Date:	November 4, 2009
Date	11/6/09